Exhibit 2.1

Execution Version

22 September 2014

SELLERS

and

GLOBAL MARINE HOLDINGS LLC

SALE AND PURCHASE AGREEMENT

BRIDGEHOUSE MARINE LIMITED

Fox Williams LLP, Ten Dominion Street, London EC2M 2EE T: +44 (0)20-7628 2000 F: +44 (0)20-7628 2100 mail@foxwilliams.com ¦ www.foxwilliams.com

AGREED FORM DOCUMENTS

Directors/Secretaries Resignation Letter

Letter of Instruction

Offer Letters

Drag Along Notice

Power of Attorney

Escrow Letter

Management Comfort Letter

Management Offer Letters

THIS AGREEMENT is made on 2014

BETWEEN:

(1)	THE PARTIES whose names and addresses are set out in Schedule 1 (the “Sellers” and each a “Seller”); and

(2)	GLOBAL MARINE HOLDINGS LLC, a limited liability company incorporated in Delaware whose registered office is at c/o Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Purchaser”).

RECITALS:

The Sellers have agreed to sell and transfer to the Purchaser the entire issued share capital of the Company upon the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITION AND INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“2014 Audited Financial Statements” audited balance sheet, profit and loss account, statement of total recognised gains and losses, statement of cash flows and the notes thereto of the Company and the audited consolidated balance sheet, profit and loss account, statement of total recognised gains and losses, statement of cash flows and the notes thereto of each member of the Group for the 12 month period ending on 31 December 2014, in each case prepared in accordance with the Applicable Laws for such period and using accounting policies consistent with those used to prepare the Accounts;

“Accounts” audited balance sheet, profit and loss account, statement of total recognised gains and losses, statement of cash flows and the notes thereto of the Company and the audited consolidated balance sheet, profit and loss account, statement of total recognised gains and losses, statement of cash flows and the notes thereto of each member of the Group for the 12 month period ended on the Accounts Date, in each case prepared in accordance with the Applicable Laws for such period;

“Accounts Date” 31st December 2013;

“Actual 2014 EBITDA” has the meaning given in Schedule 7;

“Applicable Laws” all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes;

“Appropriate Proportion” in relation to any of the Sellers, that proportion which the number of Shares being sold by him or it under this Agreement bears to the total number of Shares being sold by the Sellers under this Agreement;

“Articles” the Company’s articles of association as at the Completion Date;

“Auditors” BDO Stoy Hayward LLP;

“Available Tax Reliefs” any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of income, profits or gains for the purposes of any Tax which can be claimed or utilised by the relevant person under Applicable Laws.

“B Ordinary Shares” the 2,999,999 B ordinary shares of £0.01 each in GMSL;

“Business Day” a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Business Plans” the business plans in respect of the Company’s projected financial performance for 2014 to 2017 (inclusive) as set out in the Information Memorandum dated May 2014 and the Information Memorandum Addendum dated June 2014, each prepared by Park Partners on behalf of the Company;

“Cash” all unrestricted (i.e. available for general use by the Group):

(a) cash on hand; and

(b) cash standing to the credit of any account with a bank or other financial institution;

in each case to which the Company or any of the Subsidiaries is beneficially entitled as at Completion, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques used in preparation of the Accounts;

“Change of Control” shall mean a person who Controls any body corporate ceasing to do so or another person acquiring Control of it.

“Claim” a claim against the Sellers whether in contract or otherwise in respect of any of the Sellers’ Warranties, any Tax Schedule Claim, any Indemnity Claim and any other claim by the Purchaser under the provisions of this Agreement or in connection with the subject matter of this Agreement;

“Claim Escrow” means the sum of £4 million;

“Companies Act” the Companies Act 2006;

“Company” Bridgehouse Marine Limited, a company incorporated in England with registered number 04352407, further details of which are set out in Part 1 of Schedule 2;

“Completion” completion of the sale and purchase of the Shares in accordance with clause 3;

“Completion Date” the date on which Completion occurs;

“Confidential Information” has the meaning given to that term in clause 12.3;

“Continuing B Shareholders” means Nicci Broom, Bill Donaldson and Bruce Neilson-Watts;

“Control” in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

“Core Claim” has the meaning set out in clause 9.6;

“CTA 2010” the Corporation Tax Act 2010;

“Data Room” the documents (including correspondence, emails and information) made available by or on behalf of the Sellers or any Group Company for inspection by or on behalf of the Purchaser (including the Purchaser’s agents and advisers) in relation to or connected with each Group Company and their businesses which as at 10:00pm on 19 September 2014 were contained in the virtual data room titled “Project Portman” to which the Purchaser and its agents and advisers were given access in connection with the matters set out in this Agreement;

“DC Scheme” The Global Marine Systems Limited Group Personal Pension Plan;

“Disclosed” shall mean fairly disclosed to the Purchaser (with sufficient details to identify the nature and scope of the matter disclosed);

“Disclosure Letter” shall mean the letter in the agreed form of the same date as this Agreement, incorporating certain agreed general disclosures together with a bundle of documents from the Sellers to the Purchaser, and disclosing certain exceptions to the Warranties;

“Drag-Along GMSL B Shareholders” has the meaning given to it in clause 7.6;

“Drag-Along Notice” means a notice to the holders of B Ordinary Shares pursuant to article 11.1 of the GMSL Articles;

“Due Amount” the amount (if any) due for payment by the Sellers to the Purchaser in respect of a Notified Claim that has been Resolved;

“EBITDA Escrow” means the sum of £10 million;

“Encumbrance” any claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, right to acquire, right of pre-emption, right of first refusal, title retention or any other third party right, or other security interest or any agreement or arrangement having a similar effect or any agreement to create any of the foregoing;

“Escrow Account” the interest-bearing deposit account to be opened in the name of the Escrow Agent at the Escrow Bank in accordance with the Escrow Letter;

“Escrow Agent” the Law Debenture Trust Corporation p.l.c.

“Escrow Amount” means the sum of the EBITDA Escrow, the Ship Escrow and the Claim Escrow;

“Escrow Bank” shall have the meaning set out in the Escrow Letter;

“Escrow Letter” the letter in the agreed form from the Purchaser and the Sellers’ Representative to the Escrow Agent instructing and authorising the Escrow Agent to establish and operate the Escrow Account at the Escrow Bank on the terms set out in the Escrow Letter;

“Estimated Indebtedness” means £80,166,000, calculated as set out in Schedule 7;

“Final Release Date” 31 January 2016;

“Full Title Guarantee” with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“GMSL” Global Marine Systems Limited, a company incorporated in England with registered number 01708481 further details of which are set out in Part 2 of Schedule 2;

“GMSL Articles” the articles of association of GMSL;

“GMSL B Shareholders” the holders of the B Ordinary Shares from time to time, other than the Continuing B Shareholders;

“GMSL B Shareholders’ Completion Payment” the sum of £7,209,842 as lent on Completion by the Purchaser to the Company (which shall then be held on trust for the GMSL B Shareholders and the Continuing B Shareholders and net of any relevant taxes or other deductions) on account of part of the Net Consideration payable to the GMSL B Shareholders and the Continuing B Shareholders by the Company;

“GMSL B Shareholders’ Proportion” in relation to any of the GMSL B Shareholders or Continuing B Shareholders, that proportion which the number of B Ordinary Shares being sold by him pursuant to the Offer Letter or Management Offer Letter, or the GMSL Articles, as applicable bears to the total number of B Ordinary Shares being sold by all the GMSL B Shareholders and Continuing B Shareholders under the Offer Letters, the Management Offer Letters and the GMSL Articles;

“Group” the Company and the Subsidiaries;

“Group Company” any one of the Company and the Subsidiaries;

“Guernsey Plan” The Global Marine Systems (Guernsey) Pension Plan;

“Indebtedness” in relation to the Company and the Subsidiaries, the aggregate amount of their respective borrowings and other financial indebtedness in the nature of borrowing as at Completion, including (without double counting):

(a) borrowings from any bank, financial institution or other entity;

(b) indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;

(c) obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading);

(d) indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise);

(e) any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;

(f) all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above; and

(g) the shortfall in assets compared to liabilities based on the actuarial valuation as at 31 December 2013 of the UK Plan,

in each case calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques used in the preparation of the Accounts, but excluding any amounts to be lent to the Company by the Purchaser pursuant to this Agreement;

“Indemnity Claim” a claim for breach of any of the indemnities in clauses 6, 7.8, 8.3 and 9.21.2;

“Intergroup Debt” the amount of £15,460,003 (consisting of principal and accrued interest) owed to GMSL as at the date of this Agreement by the Company pursuant to a facility letter dated on or around 19 June 2014;

“Insured” in relation to any Claim means a Claim which is insured under the Warranty Insurance;

“JV Company” means any Subsidiary, other than GMSL, that is not stated to be wholly owned by GMSL in Part 2 of Schedule 2 to this Agreement;

“Letter of Instruction” an irrevocable letter to the Sellers’ Solicitors signed by the Company authorising the Sellers’ Solicitors to pay the GMSL B Shareholders’ Completion Payment to the GMSL B Shareholders and Continuing B Shareholders, in accordance with this Agreement, the Offer Letters, the Management Offer Letters and the GMSL Articles, as applicable;

“Management Offer Letters” means the offer letters in the agreed form between each of the Continuing B Shareholders and BML;

“MNOPF” The Merchant Navy Officers Pension Fund as currently governed by a trust deed and rules dated 25 June 1999 (as amended);

“Net Consideration” has the meaning given in clause 4.1;

“NIC” means national insurance or social security contributions;

“Non-Core Claim” a Claim which is not a Core Claim;

“Non-Insured” in relation to any Claim means a Claim which is not insured under the Warranty Insurance;

“Non-Tax Claim” means a Claim other than a Tax Claim;

“Notified Claim” a Relevant Claim that is notified by the Purchaser to the Sellers’ Representative in accordance with this Agreement on or before the Final Release Date;

“Notional Rollover Amount” means the sum of £542,517, being the amount that would have been received by the Continuing B Shareholders for the B Ordinary Shares that they will continue to hold post Completion if they had instead sold them to the Purchaser upon Completion on the same terms as the B Ordinary Shares that they are selling pursuant to the Management Offer Letters;

“Offer Letters” means the offer letters in the agreed form between each of the GMSL B Shareholders and BML;

“Outstanding Claim” a Notified Claim that has not been Resolved on or before the Final Release Date;

“Outstanding Vessel” means the Cable Innovator vessel, registered with the British Registry with number 728488, further details of which are contained in the Data Room in folder 16.06;

“Party” or “Parties” a party or the parties to this Agreement;

“PAYE” means any system for the deduction and withholding of Tax or National Insurance or social security contributions (or similar or corresponding obligations) or both from sums paid to employees in respect of their employment;

“Purchaser’s Solicitors” Milbank, Tweed, Hadley & McCloy of 10 Gresham Street, London, EC2V 7JD;

“Purchaser Warranties” the warranties given by the Purchaser in Schedule 5;

“Q&A Documents” the documents prepared by the Sellers containing answers to the questions asked by the Purchaser in relation to the documents contained in the Data Room, as appended to the Disclosure Letter;

“Relevant Claim” means a Claim or an Indemnity Claim;

“Relief” any relief, allowance, set-off, exemption, right to repayment or credit in respect of any Tax or relevant to the computation of Tax or the computation of income, profits or gains for Tax purposes;

“Resolved” has the meaning given in clause 6.16;

“Sellers’ Completion Payment” a sum equal to the Net Consideration, less the Shareholder Debt, GMSL B Shareholders’ Completion Payment and the Escrow Amount, as paid on Completion by the Purchaser to the Sellers on account of part of the Net Consideration;

“Sellers’ Representative” means Bridge Properties (Arena Central) Limited, acting through Dawna Stickler;

“Sellers’ Solicitors” Fox Williams LLP of Ten Dominion Street, London EC2A 2EE;

“Sellers’ Solicitors’ Client Account” the bank account operated for the Sellers’ Solicitors by the Royal Bank of Scotland plc, the details of which are:

(i)	Sort Code: 16-01-02

(ii)	Account Number: 14462171;

“Sellers’ Warranties” the warranties given by the Sellers in Schedule 4;

“Ship Escrow” means £1 million;

“Shareholder Debt” the amount of £15,460,003 (consisting of principal and accrued interest) owing as at the date of this Agreement to the Company pursuant to a loan dated on or around 19 June 2014 from the Company to Bridge Properties (Arena Central) Limited;

“Shares” the 1,227,795 issued ordinary shares of £1 each in the capital of the Company held by the Sellers;

“Subsidiaries” the undertakings details of which are set out in Part 2 of Schedule 2;

“Tax” or “Taxation” all forms of taxation and statutory, governmental, supra-governmental, state, local governmental or municipal impositions, duties, contributions, deductions, withholdings and levies wherever and whenever imposed and all penalties, charges, costs and interest relating to any of them, regardless of whether such taxes, impositions, duties, contributions, deductions, withholdings, levies, penalties, charges, costs, interest or amounts are chargeable directly or primarily against or attributable to the relevant person or any other person;

“Taxation Authority” any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax;

“Tax Claim” any Tax Schedule Claim or claim for breach of one or more of the Tax Warranties;

“Tax Longstop Date” the earlier of (a) 31 January 2021 and (b) the date falling 3 months after the expiry of the period specified by statute during which an assessment of the relevant liability to Tax may be issued by the relevant Taxation Authority;

“Tax Schedule” means Schedule 8 to this Agreement;

“Tax Schedule Claim” means a claim by the Purchaser under the Tax Schedule;

“Tax Warranties” the warranties given by the Sellers in paragraph 28 of Schedule 4 to this Agreement;

“Third Party Claim” has the meaning given to it in clause 9.23;

“UK GAAP” the Financial Reporting Standards and Statements of Standard Accounting Practice and issued by the UK Accounting Standards Board and its predecessor bodies and Abstracts issued by the Urgent Issues Task Force and the applicable provisions of the Companies Act and any applicable Statement of Recommended Practice;

“UK Plan” The Global Marine Systems Pension Plan, as currently governed by a definitive deed and rules dated 27 April 2010 (as amended);

“WAD” means William Allan Donaldson;

“Warranty Claim” means a claim against the Sellers in respect of any of the Sellers’ Warranties; and

“Warranty Insurance” means the warranty insurance to be obtained by the Parties pursuant to clause 9.18.

1.2	In this Agreement, words and expressions defined in the Companies Act shall bear the same meaning as in those acts unless expressly stated otherwise.

1.3	In this Agreement, except where the context otherwise requires:

1.3.1	any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

1.3.2	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

1.3.3	words in the singular shall include the plural and vice versa;

1.3.4	references to one gender include other genders;

1.3.5	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

1.3.6	a reference to a clause, paragraph, schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, paragraph, Schedule (as the case may be) of or to this Agreement;

1.3.7	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the CTA 2010;

1.3.8	references to writing shall include any modes of reproducing words in any legible form and shall exclude email except where expressly stated otherwise;

1.3.9	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.3.10	references to documents “in the agreed terms” or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Sellers’ Solicitors and the Purchaser’s Solicitors;

1.3.11	where any Warranty is qualified by the expression “so far as the Sellers are aware” or “to the best of the knowledge, information and belief of the Sellers”, or any similar expression or qualification, that statement shall mean the actual (but not constructive or imputed) knowledge of the Sellers, having made due and careful enquiry of each of the other Sellers, WAD and Ian Douglas;

1.3.12	references to procuring that a Group Company which is a JV Company do or refrain from doing something shall be construed as a requirement to use all powers which the relevant Party has under statute and/or the joint venture agreement governing such JV Company;

1.3.13	the headings in this Agreement are for convenience only and shall not affect its interpretation; and

1.3.14	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	SALE AND PURCHASE

Sale and Purchase

2.1	Each of the Sellers is the legal and beneficial owner of and shall sell, and the Purchaser shall purchase, those Shares set opposite that Seller’s name in column (2) of Schedule 1 on the basis that they are sold at Completion with Full Title Guarantee and free from any Encumbrance and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them.

Waiver of rights

2.2	The Sellers waive and agree to procure the waiver of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Shares, under the articles of association of the Company, any shareholders’ agreement or otherwise.

3.	COMPLETION

Completion Date

3.1	Completion shall take place at the offices of the Purchaser’s Solicitors immediately after the execution of this Agreement on the date of this Agreement.

Sellers’ Obligations

3.2	At Completion, the Sellers shall observe and perform all of the provisions of Part 1 of Schedule 3.

Purchaser’s Obligations

3.3	At Completion, the Purchaser shall observe and perform all of the provisions of Part 2 of Schedule 3.

Completion

3.4	The Sellers shall not be obliged to complete this Agreement unless the Purchaser complies with clause 3.3. The Purchaser shall not be obliged to complete this Agreement unless the Sellers comply with clause 3.2.

4.	CONSIDERATION

4.1	Subject to clause 4.2, the consideration for the sale of the Shares and the B Ordinary Shares shall be the sum of one hundred and fifty-seven million, eight hundred and forty six thousand, four hundred and sixty seven pounds sterling (£157,846,467) less the Estimated Indebtedness and the Notional Rollover Amount, and as adjusted pursuant to clause 4.3 (the “Net Consideration”), which shall be satisfied as follows:

4.1.1	by the payment of the Sellers’ Completion Payment in cash at Completion to each of the Sellers of an amount equal to the sum set opposite his or its name in column (4) of Schedule 1;

4.1.2	by the payment to the Company of the GMSL B Shareholders’ Completion Payment, by way of an interest-free intragroup loan, the proceeds of such loan to be used in accordance with clause 7;

4.1.3	by the payment to GMSL of an amount equal to the Intergroup Debt, which shall constitute the repayment to the Company of the Shareholder Debt on behalf of Bridge Properties (Arena Central) Limited, and the repayment to GMSL of the Intergroup Debt on behalf of the Company; and

4.1.4	the Escrow Amount shall be paid into the Escrow Account in cash on Completion by electronic transfer of immediately available funds,

with the Sellers’ Completion Payment, the GMSL B Shareholders’ Completion Payment and the payment to GMSL under clause 4.1.3 above to be transferred by the Purchaser to the Sellers’ Solicitors’ Client Account on the Completion Date, to be held on behalf of, respectively, the Sellers, the Company, the GMSL B Shareholders, the Continuing B Shareholders and GMSL.

4.2	The Sellers agree that any sums due to all or any of the Sellers, the Company, the GMSL B Shareholders, the Continuing B Shareholders or GMSL pursuant to this Agreement, the Management Offer Letters, the Offer Letters or the Articles, as applicable, may be paid by the Purchaser or released by the Escrow Agent to the Sellers’ Solicitors’ Client Account whose receipt shall constitute a full discharge of the Purchaser’s payment obligations in respect of such sums.

4.3	The consideration payable to the Sellers pursuant to clauses 4.1.1, 4.1.3 and clause 6 shall be deemed to be:

4.3.1	reduced by an amount equal to the aggregate amount (if any) paid by the Sellers to the Purchaser pursuant to a Claim or claim under the Tax Schedule or other Relevant Claim or otherwise released back to the Purchaser pursuant to the terms of clause 6; and

4.3.2	increased by an amount equal to the aggregate amount (if any) paid by the Purchaser to the Sellers pursuant to paragraphs 5, 8 or 9 of the Tax Schedule and clauses 9.20, 12.18 or 12.19 of this Agreement and/or pursuant to a claim brought in respect of the Purchaser Warranties or clause 10 of this Agreement.

4.4	The Parties acknowledge that the payment made by the Purchaser pursuant to clause 4.1.3 constitutes part of the Net Consideration to be received by Bridge Properties (Arena Central) Limited for the sale of its Shares and that the Escrow Amount shall be deducted from the Net Consideration that would otherwise have been received by Speciality Finance Limited for its Shares.

5.	ESCROW ACCOUNT

5.1	Following Completion, the Escrow Amount shall be held in the Escrow Account in accordance with the terms of this clause 5, clause 6 and the Escrow Letter.

5.2	Any interest that accrues on the credit balance on the Escrow Account from time to time shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on that principal sum.

5.3	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that interest.

5.4	The Purchaser and the Sellers’ Representative shall promptly provide such instructions to the Escrow Agent (where relevant in the form specified by the Escrow Letter) and take all other actions in relation to the Escrow Account as are necessary to give effect to the provisions of this clause 5 and clause 6.

5.5	The amount of the Escrow Amount shall not be regarded as imposing any limit on the amount of any Claims under this Agreement or under any of the documents executed pursuant to this Agreement.

5.6	Nothing in this clause 5 or clause 6 shall prejudice, limit or otherwise affect any right or remedy the Purchaser may have against the Sellers from time to time, whether arising under this Agreement or any of the documents executed pursuant to this Agreement.

6.	PAYMENTS FROM THE ESCROW ACCOUNT

6.1	No amount shall be released from the Escrow Account otherwise than in accordance with this clause 6 and the terms of the Escrow Letter.

6.2	If any amount is withheld or deducted by the Escrow Agent from the balance of the Escrow Account as a result of either the Sellers’ Representative or the Purchaser, as the case may be, failing to pay amounts owed to the Escrow Agent by such Party pursuant to the terms of the Escrow Letter and associated fees letter, an amount equal to such withheld or deducted amount shall be deducted from the next payment to be made from the Escrow Account to Speciality Finance Limited (if the failure is that of the Sellers’ Representative) or the Purchaser, as applicable, under the terms of this Agreement.

Warranty Insurance Release

6.3	Within 5 Business Days of the Warranty Insurance being purchased, the Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to release to Speciality Finance Limited from the Escrow Account an amount (if any) equal to the higher of (x) £2.4 million; and (y) an amount equal to the sum of £4 million less the deductible for claims pursuant to the terms of the Warranty Insurance, less in each case the following sums:

6.3.1	if there are any Outstanding Claims, an amount equal to the Purchaser’s reasonable estimate of the Sellers’ aggregate liability in respect of those Outstanding Claims; and

6.3.2	any Due Amounts to the extent they have not been satisfied in accordance with clauses 6.15 or 6.17.2(B) or otherwise on or before the Final Release Date,

(together with any accrued interest on the amount so paid but less any applicable bank charges).

Indebtedness and Cash Shortfall

6.4	If, following Completion but no later than 10 Business Days from the Completion Date, the Purchaser believes that (i) the Indebtedness is greater than the Estimated Indebtedness;

and/or (ii) that the Cash at Completion was less than £30 million, the Purchaser shall notify the Sellers’ Representative in writing, setting out its calculations (the “Revised Calculation”).

6.5	If, during the 10 Business Days following the receipt of such notice (the “Review Period”), the Sellers’ Representative:

6.5.1	serves a written notice on the Purchaser confirming the Sellers’ agreement with the Revised Calculation, the Revised Calculation shall determine the Indebtedness and/or Cash at Completion, as applicable, and shall be final and binding on the Parties; or

6.5.2	fails to notify the Purchaser that the Sellers disagree with the Revised Calculation, the Revised Calculation shall, with effect from the expiry of the Review Period, determine the Indebtedness and/or the Cash at Completion, as applicable, and shall be final and binding on the Parties.

6.6	If the Sellers’ Representative notifies the Purchaser that the Sellers disagree with the Revised Calculation during the Review Period, the Purchaser and Sellers’ Representative shall jointly instruct the Auditors (the “Expert”) to determine the Indebtedness and/or Cash at Completion, using all reasonable endeavours to agree the terms of appointment with the Expert. If the Auditors refuse to act as the Expert, the Purchaser and Sellers’ Representative shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert. If the Purchaser and Sellers’ Representative fail to agree on an Expert and its terms of appointment within 10 Business Days of either Party serving details of a proposed Expert, either the Purchaser or the Sellers’ Representative shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his terms of appointment on behalf of the parties.

6.7	Save in the event of manifest error or fraud the Expert’s determination of Indebtedness and/or the Cash at Completion referred to under this clause 6 shall be final and binding on the parties.

6.8	The Parties shall act reasonably and co-operate to give effect to the provisions of clauses 6.5 and 6.6 and shall not do anything to hinder or prevent the Expert from making his determination. The Purchaser and Sellers’ Representative shall be entitled to make submissions to the Expert and each Party shall, with reasonable promptness, supply the other Parties with all such information and access to its documentation, books and records as the other Parties may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

6.9	Each Party shall bear and pay its own costs incurred in connection with the Expert’s determination. The Expert’s fees and any costs or expenses incurred in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne equally between the Purchaser on the one hand and the Sellers on the other hand.

6.10	Each Party shall co-operate with the Expert and shall give the Expert reasonable access to any documents, books and records in that Party’s possession or control that the Expert may reasonably require for the purpose of making his determination.

6.11	To the extent not provided for in this clause 6, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of his determination as he considers just or appropriate including (to the extent it considers necessary) instructing professional advisers to assist him in reaching his determination.

6.12	The Expert shall act as an expert and not as an arbitrator.

6.13	If the Cash at Completion as determined pursuant to clauses 6.4.1, 6.4.2, or 6.6 is less than £30 million, the Sellers shall be liable on a pound for pound basis to the Purchaser for the difference between the amount of the Cash at Completion and £30 million (the “Cash Shortfall Amount”).

6.14	If the Indebtedness as determined pursuant to clauses 6.4.1, 6.4.2, or 6.6 (the “Final Indebtedness”) is greater than the Estimated Indebtedness, the Sellers shall be liable on a pound for pound basis to the Purchaser for the difference between the amount of the Final Indebtedness and the Estimated Indebtedness (“Indebtedness Repayment”) but only if the Indebtedness Repayment is greater than £100,000, in which case the Sellers will be liable for the full amount of the Indebtedness Repayment.

6.15	The Purchaser and the Sellers’ Representative shall instruct the Escrow Agent within 10 Business Days of the determination of the Final Indebtedness, to release to the Purchaser from the Claim Escrow held in the Escrow Account an amount equal to the Indebtedness Repayment (together with any accrued interest on the amount so paid but less any applicable bank charges) or, if lower, the amount of the Claim Escrow standing to the credit of the Escrow Account (but less any applicable bank charges).

Resolved Claims

6.16	If a Notified Claim arises and is Resolved on or before the Final Release Date, the Purchaser and the Sellers’ Representative shall, as soon as reasonably practicable and in any event within 10 Business Days of the Notified Claim being Resolved, instruct the Escrow Agent to release to the Purchaser from the Claim Escrow held in the Escrow Account the Due Amount in respect of that Notified Claim (together with any accrued interest on the amount so paid but less any applicable bank charges) or, if lower, the amount of the Claim Escrow standing to the credit of the Escrow Account (but less any applicable bank charges).

6.17	A Notified Claim shall be deemed to be “Resolved” for the purposes of this clause 6 if it has been:

6.17.1	agreed in writing between the Purchaser and the Sellers’ Representative as to both liability and quantum;

6.17.2	finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

6.17.3	unconditionally withdrawn by the Purchaser in writing.

Actual 2014 EBITDA

6.18	Within 10 Business Days of the delivery of the 2014 Audited Financial Statements by the Auditors, the Purchaser and Sellers’ Representative shall instruct the Escrow Agent to release the EBITDA Escrow held in the Escrow Account as follows:

6.18.1	if the Actual 2014 EBITDA is less than £26.5 million, the difference between the Actual 2014 EBITDA and £26.5 million being the “Shortfall”, to the Purchaser an amount equal to the lesser of (i) the Shortfall multiplied by five; and (ii) £10 million; and

6.18.2	to Speciality Finance Limited the balance, if any, of the EBITDA Escrow.

6.19

Actual 2014 EBITDA shall be calculated as set out in Schedule 7. The Purchaser covenants that it will ensure that, so far as is reasonably practicable, the business of the Group is carried on in the ordinary course between Completion and 31 December 2014 and will not, prior to 31 December 2014, take any action (or cause or permit anything to be done) in relation to the Group with the intention or direct effect of decreasing the Actual 2014 EBITDA including but not limited to:

6.19.1	entering into any transactions whether of a trading nature, on capital account or otherwise other than on an arm’s length, commercial, bona fide basis for full value and for its own benefit;

6.19.2	otherwise than in the ordinary course of business, acquiring or disposing of any assets, businesses, undertakings or bodies corporate;

6.19.3	changing the Company’s accounting reference date from 31 December;

6.19.4	removing or seeking to remove Ian Douglas or WAD as employees and/or directors of GMSL unless either individual is validly dismissed at law or under the terms of his service contract for gross misconduct; or

6.19.5	making any material change in the accounting policies or practices on which the Accounts were prepared unless required to do so to comply with UK GAAP or to avoid any qualification of these accounts by the Auditors.

Outstanding Vessel Inspection

6.20	The Purchaser shall procure that the Company, under the direction of WAD, shall use all reasonable endeavours to complete an inspection of the Outstanding Vessel on substantively the same basis as the prior inspections carried out on the other vessels owned by the Group as set out in folder 16 of the Data Room as soon as reasonably practicable following Completion. Within 10 Business Days of the completion of such inspection, the Purchaser shall procure that the Company shall deliver the inspection report in respect of the Vessel (the “Inspection Report”) to both the Purchaser and the Sellers.

6.21	If the Inspection Report on the Outstanding Vessel is produced and either (i) no repairs are required (as agreed by the Purchaser and WAD, each acting reasonably and in good faith), (ii) repairs have been provided for in the Business Plans or (iii) repairs are required but the cost of such repairs is less than £50,000 (the “Repair De Minimis”), the Purchaser and the Sellers’ Representative shall, within 10 Business Days of the receipt of the Inspection Report, instruct the Escrow Agent to release to Speciality Finance Limited the full amount of the Ship Escrow (together with any accrued interest on the amount so paid but less any applicable bank charges).

6.22	If the Inspection Report on the Outstanding Vessel is produced and repairs are required (as agreed by the Purchaser and WAD, each acting reasonably and in good faith), the Company shall arrange for necessary repairs to be carried out and, where the cost of such repairs which has not been specifically provided for in the Business Plans and the cost of such repairs is, in aggregate, in excess of the Repairs De Minimis, the Purchaser shall procure that the Company will notify the Parties:

6.22.1	if such repairs are not covered by the insurance policies of the Group, of the costs incurred by the Group in relation to carrying out such repairs; or

6.22.2	if the relevant repairs are covered by the insurance policies of the Group, the deductible payable by the relevant member of the Group to claim under such insurance policies,

and the Purchaser and the Sellers’ Representative shall, within 10 Business Days of the receipt of the notifications from the Company required by this clause, instruct the Escrow Agent to release:

6.22.3	to the Purchaser from the Ship Escrow the amount specified in clause 6.21.1 or 6.21.2, as applicable up to a total cap of £1 million; and

6.22.4	to Speciality Finance Limited the balance, if any, of the Ship Escrow,

(in each case together with any accrued interest on the amount so paid but less any applicable bank charges).

Final Release

6.23	On the Final Release Date, the Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to release to Speciality Finance Limited from the Escrow Account an amount (if any) equal to the remaining balance of the Claim Escrow standing to the credit of the Escrow Account less the following sums:

6.23.1	if there are any Outstanding Claims, an amount equal to the Purchaser’s reasonable estimate of the Sellers’ aggregate liability in respect of those Outstanding Claims; and

6.23.2	any Due Amounts to the extent they have not been satisfied in accordance with clause 6.15 or otherwise on or before the Final Release Date,

(together with any accrued interest on the amount so paid but less any applicable bank charges).

6.24	If, following the Final Release Date, the Claim Escrow (or any part of it) continues to be held in the Escrow Account pending resolution of any Outstanding Claims, the following provisions shall apply:

6.24.1	upon an Outstanding Claim being Resolved, the Purchaser and the Sellers’ Representative shall, as soon as reasonably practicable and in any event within 10 Business Days of the Outstanding Claim being Resolved, instruct the Escrow Agent to release to the Purchaser from the Claim Escrow in the Escrow Account any unpaid Due Amount in respect of that Outstanding Claim (together with any accrued interest on the amount so paid but less any applicable bank charges) or, if lower, the amount of the Claim Escrow standing to the credit of the Escrow Account (less any applicable bank charges); and

6.24.2	after all Outstanding Claims have been Resolved and all Due Amounts have been paid to the Purchaser in full, the Purchaser and the Sellers’ Representative shall, as soon as practicable, instruct the Escrow Agent to release to Speciality Finance Limited the remaining balance (if any) of the Claim Escrow standing to the credit of the Escrow Account (together with any accrued interest on the amount so paid but less any applicable bank charges).

6.25	If a Due Amount, Cash Shortfall Amount, or Indebtedness Repayment is not satisfied in full by a payment to the Purchaser from the Escrow Account, nothing in this Agreement (but subject at all times to the provisions of clause 9, if applicable) shall prevent or otherwise restrict the Purchaser’s right to recover the balance from the Sellers, and the Due Amount, Cash Shortfall Amount, or Indebtedness Repayment (as the case may be and to the extent not so satisfied from the Escrow Account) shall remain fully enforceable against the Sellers.

6.26	Any payments made from the Escrow Account to the Purchaser under this clause 6 shall (to the extent permitted at law) be treated as a reduction of the Purchase Price.

7.	GMSL B SHAREHOLDERS

7.1	Prior to completion of the matters outlined in this clause 7, the Company shall, through the monies transferred to the Sellers’ Solicitors’ Client Account pursuant to clause 4.1, hold the GMSL B Shareholders’ Completion Payment on trust for the GMSL B Shareholders and Continuing B Shareholders, as applicable, without any obligation to pay interest.

7.2	On the Completion Date the Parties shall deliver the duly executed Letter of Instruction to the Sellers’ Solicitors.

7.3	On, or as soon as reasonably practicable following, the Completion Date, the Parties shall procure that the Company sends the Offer Letter to each of the GMSL B Shareholders.

7.4	With respect to those GMSL B Shareholders and Continuing B Shareholders who on the Completion Date deliver to the Company in relation to all of the B Ordinary Shares that they are selling pursuant to the terms of the Offer Letters or Management Offer Letters, as applicable:

7.4.1	a duly executed stock transfer form in favour of the Company; and

7.4.2	the definitive share certificate(s) showing the name of that GMSL B Shareholder or Continuing B Shareholder as the registered holder (or a suitable indemnity in respect thereof); and

7.4.3	a countersigned Offer Letter or Management Offer Letter, as applicable,

the Sellers hereby instruct the Sellers’ Solicitors to promptly transfer to each such GMSL B Shareholder or Continuing B Shareholder, as applicable, an amount equal to their GMSL B Shareholders’ Proportion (net of any relevant taxes or other deductions) of the GMSL B Shareholders’ Completion Payment.

7.5	With respect to those GMSL B Shareholders who on or before the date falling 30 Business Days after Completion (the “GMSL Longstop Date”) deliver to the Company in relation to all of the B Ordinary Shares that they hold:

7.5.1	a duly executed stock transfer form in favour of the Company;

7.5.2	the definitive share certificate(s) showing the name of that GMSL B Shareholder as the registered holder (or a suitable indemnity in respect thereof); and

7.5.3	a countersigned Offer Letter,

pursuant to the terms of the Offer Letters, the Sellers hereby instruct the Sellers’ Solicitors to promptly transfer to each such GMSL B Shareholder an amount equal to their GMSL B Shareholders’ Proportion (net of any relevant taxes or other deductions) of the GMSL B Shareholders’ Completion Payment following the receipt of such documents.

7.6	To the extent that by the GMSL Longstop Date any GMSL B Shareholder has not delivered to the Company in relation to all of the B Ordinary Shares that he holds either or both of the documents referred to in clause 7.4 (the “Drag-Along GMSL B Shareholders”), all Parties shall use their reasonable endeavours to ensure that the Company adheres to the provisions of articles 11.1 to 11.5 of the GMSL Articles, including but not limited to:

7.6.1	the Company serving a Drag-Along Notice to all of the Drag-Along GMSL B Shareholders;

7.6.2	all Parties undertaking all such acts as are necessary to ensure that each Drag-Along GMSL B Shareholder is paid the amounts due to him pursuant to article 11.2 of the GMSL Articles net of any relevant taxes or other deductions; and

7.6.3	if any Drag-Along GMSL B Shareholder fails to deliver either or both of the documents referred to in clauses 7.4.1 or 7.4.2 within the time period specified in the Drag Along Notice, the Company authorising and instructing WAD to execute and deliver all necessary transfers and indemnities on such Drag-Along GMSL B Shareholder’s behalf in accordance with article 11.3 of the GMSL Articles.

7.7	The Purchaser undertakes that it will not amend the GMSL Articles prior to the completion of the matters outlined in this clause 7 in a manner which would prejudice the process set-out in clause 7.6.

7.8	The Sellers shall, jointly and severally, indemnify the Purchaser in respect of all losses, damages, costs, charges and expenses that are reasonably and properly incurred or suffered by the Purchaser (or any other member of the Group) in connection with (i) enforcing the provisions of articles 11.1 to 11.5 of the GMSL Articles in order for the Company to obtain ownership of the B Ordinary Shares, including those which arise through any challenge by any GMSL B Shareholders to the applicability of the provisions of the GMSL Articles to them or any difference between the price that is required to be paid to the GMSL B Shareholders for the B Ordinary Shares under the terms of the GMSL Articles and the price per Share being paid as part of the Net Consideration or (ii) any GMSL B Shareholder remaining as a holder of B Ordinary Shares post completion, in each case excluding the payment of the GMSL B Shareholders’ Completion Payment pursuant to the terms of this Agreement.

8.	SELLERS’ WARRANTIES AND INDEMNITY

Sellers’ Warranties

8.1	Subject to the limitations in clause 9, the Sellers jointly and severally warrant to the Purchaser in the terms of the Sellers’ Warranties.

No claims against the group

8.2	The Sellers shall not (if a claim is made against any of them in connection with the sale of the Shares to the Purchaser) make any claim, other than in respect of fraud or dishonesty, against any Group Company or against any person who is, at the time such claim is made, a director or employee of any Group Company on whom any of the Sellers may have relied before agreeing to any term of this Agreement. This shall not prevent any Sellers from claiming against any other Sellers under any right of contribution or indemnity to which he may be entitled.

Indemnity

8.3	The Sellers shall, jointly and severally, indemnify the Purchaser in respect of all losses, damages, costs, charges and expenses that are reasonably and properly incurred or suffered by the Purchaser (or any other member of the Group) in connection with the transactions contemplated by this Agreement being or constituting, or being alleged by China Telecommunications Corporation Industrial Assets Management Center (“China Telecoms”) to be or constitute, a “Material Change” as defined in the joint venture contract between GMSL and China Telecoms dated 10 July 2009, including (without prejudice to the generality of the foregoing) (i) those which arise through any defence asserted by the Purchaser or any member of the Group to any such allegation; (ii) those which arise as a result of GMSL being determined to be in breach of that contract as a result of failing to comply with the provisions relating to Material Change; and/or (iii) any right that China Telecoms may have to purchase shares in any member of the Group pursuant to the Material Change provisions, in each case save where the only remedy being sought by China Telecoms pursuant to such allegation is to purchase the shares held by GMSL in S.B. Submarine Systems Company Limited at fair market value.

8.4	The Parties shall procure that China Telecoms is notified of the purchase of the Shares by the Purchaser as promptly as reasonably practicable following Completion, or such later date as the Parties agree.

8.5	If the Purchaser becomes aware of any claim, action or demand made against it or any Group Company by China Telecoms which may reasonably be considered likely to give rise to a claim under clause 8.3, the Purchaser shall as soon as reasonably practicable, notify the Sellers’ Representative giving reasonable details of the relevant facts and circumstances relating to such potential claim which are known to the Purchaser and comply with the provisions of clause 9.23.

8.6	The Sellers shall not be liable for any Claim under clause 8.3 unless China Telecoms has taken any action which gives the Purchaser reasonable grounds to believe that China Telecoms considers or intends to allege that the transactions contemplated by this Agreement are or constitute a “Material Change” before the earlier of:

8.6.1	the date falling 12 months after the Completion Date; and

8.6.2	the date that Dick Fagerstal, or another representative of the Purchaser, is appointed to the board of directors of S.B. Submarine Systems Company Limited.

9.	SELLERS’ LIMITATIONS ON LIABILITY

Disclosure

9.1	The Sellers shall not be liable in respect of a Claim other than a Tax Schedule Claim to the extent that the facts and circumstances giving rise to the Claim are Disclosed:

9.1.1	in the Disclosure Letter; or

9.1.2	in the Data Room and the Q&A Document.

Time Limits

9.2	The Sellers shall not be liable for any Non-Tax Claim unless the Purchaser gives written notice containing full details of the legal and factual basis of the Claim, including the Purchaser’s estimate of the amount of the Claim, to the Sellers’ Representative on or before the Final Release Date.

9.3	The Sellers shall not be liable for any Tax Claim unless the Purchaser gives written notice containing full details of the legal and factual basis of the Claim, including the Purchaser’s estimate of the amount of the Tax Claim, to the Sellers’ Representative on or before the Tax Longstop Date.

9.4	To the extent that a Claim arises out of a liability which at the time that it is notified to the Sellers is contingent only, the Sellers shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

9.5	A Claim shall not be enforceable against the Sellers and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

9.5.1	within 3 months of the such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Sellers, was a contingent liability; and

9.5.2	within 3 months of service of notice of the Claim on the Sellers with regard to any other Claim.

Monetary Limits

9.6

Until Warranty Insurance is obtained pursuant to the provisions of Clause 9.17, the total aggregate liability of the Sellers for all Claims other than Claims in relation to the Warranties set out in paragraphs 1 to 7 of Schedule 4, Indemnity Claims and Tax Schedule Claims (each a “Core Claim”), except in the case of fraud, shall be an amount equal to £28 million and the total aggregate liability of the Sellers for Core Claims only shall be equivalent to the Net Consideration. Upon the entry into the Warranty Insurance, the total aggregate liability of the Sellers for all Insured Claims shall be £1.6 million, for all Non-Insured Non-Core Claims shall be £28 million and for any Non-Insured Core Claims shall be equivalent to the Net Consideration.

9.7	The Parties acknowledge that in no event shall any Seller be liable in aggregate for all Claims under this Agreement, including Core Claims and Non-Core Claims, for more than their Appropriate Proportion of the Net Consideration.

9.8	The Sellers shall have no liability in respect of any Warranty Claim unless the aggregate amount of the liability of the Sellers in respect of all Warranty Claims exceeds £1 million in which case the Sellers shall be liable for the full amount of the Warranty Claims not just the excess.

9.9	The Sellers shall have no liability in respect of any Warranty Claim unless the amount of the Warranty Claim exceeds £100,000 in which case the Sellers shall be liable for the full amount of the Warranty Claim not just the excess and the full amount of the Warranty Claim shall be taken into account when calculating whether the aggregate amount of the liability of the Sellers exceeds £1 million for the purposes of clause 9.7. A Warranty Claim for which the Sellers have no liability pursuant to this clause shall not be taken into account when calculating whether the aggregate amount of the liability of the Sellers exceeds £1 million for the purposes of clause 9.7. For the purpose of this clause, any amount claimed which relates to more than one event or circumstance shall be treated as a number of separate claims in respect of each event or circumstance.

9.10	The Sellers shall have no liability in respect of any Tax Schedule Claim unless the aggregate amount of the liability of the Sellers in respect of all Tax Schedule Claims exceeds £100,000 in which case the Sellers shall be liable for the full amount of the Tax Schedule Claims not just the excess.

9.11	The Sellers shall have no liability in respect of any Tax Schedule Claim unless the amount of the Claim exceeds £10,000 in which case the Sellers shall be liable for the full amount of the Tax Schedule Claim not just the excess and the full amount of the Tax Schedule Claim shall be taken into account when calculating whether the aggregate amount of the liability of the Sellers exceeds £100,000 for the purposes of clause 9.9. A Tax Schedule Claim for which the Sellers have no liability pursuant to this clause shall not be taken into account when calculating whether the aggregate amount of the liability of the Sellers exceeds £100,000 for the purposes of clause 9.9. For the purpose of this clause, any amount claimed which relates to more than one event or circumstance shall be treated as a number of separate claims in respect of each event or circumstance.

9.12	The amount of the liability of each of the Sellers in respect of any Claim shall not exceed the Appropriate Proportion of the amount of the Claim. The aggregate amount of the liability of each Seller in respect of the aggregate of all Claims shall not exceed the Appropriate Proportion of the aggregate liability of the Sellers mentioned in clause 9.6.

Provision of information to Sellers

9.13	Upon the Purchaser notifying the Sellers’ Representative of a Claim or a matter or event which may lead to a Claim being made, the Purchaser shall, and shall procure that each Group Company shall, give the Sellers and their advisers such access as the Sellers reasonably request to the personnel, records and information of each Group Company which relate to such Claim (with the exception of any documents, records and information which are legally privileged under Applicable Laws) together with the right to examine and copy or photograph such assets, documents, records and information as the Sellers reasonably require, in each case to assess the relevant Claim.

9.14	The Purchaser shall, and shall procure that the each Group Company shall, keep safe all information, books, records, documents (including information in electronic form) relating to the relevant Group Company and its business which are or may be relevant in connection with any matter which may give rise to a Claim for the period within which any Claim may be brought under this Agreement and after that for as long as any actual or prospective Claim remains outstanding.

Purchaser’s actions

9.15	The Sellers shall not be liable in respect of a Non-Tax Claim:

9.15.1	to the extent that the Claim would not have arisen but for an act or omission of the Purchaser or a Group Company or any of their respective agents, employees, assignees or other successors in title after Completion (save where such act or omission was carried out or effected pursuant to a legally binding obligation entered into on or before the date of this Agreement or was in the ordinary course of business of the Company or the Subsidiaries as carried on at Completion); or

9.15.2	to the extent that the Claim would not have arisen but for a breach of this Agreement by the Purchaser.

9.16	The Sellers shall not be liable in respect of a Claim to the extent that the Claim would not have arisen but for an act, omission or transaction occurring before Completion at the request or direction of or with the prior written consent of the Purchaser and the Purchaser was aware at the time of making such request or direction or giving such consent that such act, omission or transaction could reasonably be expected to give rise to a Claim.

Changes in law, regulation and practice

9.17	The Sellers shall not be liable in respect of a Non-Tax Claim to the extent that the Claim arises or is increased as a result of:

9.17.1	a change in law, administrative practice or published interpretation of the law, after the Completion Date;

9.17.2	any change in generally accepted accounting practice after the Completion Date (save where such change is necessary to comply with UK GAAP or to avoid accounts being qualified);

9.17.3	any change in the accounting policies or practice of the Purchaser, or any of its group undertakings, or any Group Company after the Completion Date; or

9.17.4	the passing of any legislation, or making of any subordinate legislation after the date of Completion Date.

Insurance

9.18	The Parties shall use their reasonable efforts to negotiate and agree warranty insurance in the name of the Purchaser as soon as reasonably practicable following Completion on terms which are reasonably acceptable to all Parties (the “Warranty Insurance”). The Warranty Insurance shall have an excess of no more than £1.6 million and a policy limit of £26.4 million. The Sellers on the one hand, and the Purchaser on the other, shall each pay 50% of the cost of obtaining the Warranty Insurance on this basis, provided that the Purchaser shall not be required to pay any sum in excess of £200,000 and the Sellers shall pay any remaining balance if such cap is exceeded. If the Parties and the insurer agree that the deductible shall be an amount which is lower than £1.6 million, the Sellers shall pay any additional cost associated with such lower deductible.

9.19

The Sellers shall not be liable in respect of a Non-Tax Claim to the extent that the Claim relates to any loss which actually recovered by the Purchaser (or any assignee or successor in title thereof) or any Group Company from its insurers or which would have been recoverable if at all times following Completion there had been maintained valid and adequate insurance cover of a type and affording the same degree of cover as that in force in relation to each Group Company at the date of this Agreement.

Matters included in the Accounts

9.20	The Sellers shall not be liable in respect of a Non-Tax Claim to the extent that the Claim relates to any matter provided for, or included as a liability, in the Accounts.

Sums recoverable from third parties

9.21	Where the Purchaser, or any Group Company (or any assignee or successor in title thereof) is entitled to recover from any third party any sum in respect of any matter or event which is likely to give rise to a Non-Tax Claim, the Purchaser shall, or shall procure that the person so entitled shall, use all reasonable endeavours to recover that sum and before any steps are taken against the Sellers under this Agreement in respect of such Claim (other than service of notice of such Claim on the Sellers pursuant to clauses 9.2 and 9.5). The Purchaser shall keep the Sellers’ Representative at all times fully and promptly informed of the conduct of such recovery. Any sum actually recovered by the Purchaser, or any Group Company (less any reasonable costs, charges and expenses incurred by the Purchaser or any Group Company in recovering the sum and any tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Claim by an equivalent amount.

9.22	If recovery from the third party is delayed until after the Claim has been satisfied by the Sellers, the Purchaser shall repay to the Sellers the amount so recovered (less any reasonable costs, charges or expenses incurred by the Purchaser or any Group Company in recovering the sum and any tax attributable to or suffered in respect of the sum recovered), and any amount so repaid shall be deemed to have never been paid by the Sellers to the Purchaser.

Actions by third parties

9.23	If the Purchaser becomes aware of any claim, action or demand made against it or any Group Company by a third party which may reasonably be considered likely to give rise to a Non-Tax Claim (a “Third Party Claim”):

9.23.1	the Purchaser shall as soon as reasonably practicable, notify the Sellers’ Representative giving reasonable details of the relevant facts and circumstances relating to the Third Party Claim which are known to the Purchaser; and

9.23.2	the Purchaser shall, and shall procure that the relevant Group Company shall, keep the Sellers’ Representative informed of all material developments in relation to the Third Party Claim and, not settle or make any admission of liability, agreement or compromise any claim or matter relating to the Third Party Claim without written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed, subject to the Sellers indemnifying the Purchaser in respect of all costs, charges and expenses that are reasonably and properly incurred by the Purchaser (or any other member of the Group) as a consequence of any such actions taken or not taken at the request of the Sellers’ Representative. The Purchaser may reasonably request security from the Sellers in support of any indemnity and the Purchaser shall have no obligation under this clause 9.21.2, if such security is not provided within 10 Business Days of such request.

Mitigation

9.24	Nothing in this clause 9 restricts or limits the general obligation at law of each of the Purchaser and the Group Companies to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Sellers’ Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

No liability to third parties

9.25	No person other than the Purchaser, and those persons set out in clause 12.9 in relation to those specified rights only, is entitled to make any Claim.

No double recovery

9.26	The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claims. For this purpose, recovery by the relevant Group Company shall be deemed to be recovery by the Purchaser.

Indirect and consequential loss

9.27	Other than in respect of a Tax Schedule Claim, the Sellers shall not be liable to the Purchaser for any:

9.27.1	loss which does not naturally arise from a breach of this Agreement; or

9.27.2	punitive damages (whether direct or indirect).

Change of control

9.28	The Sellers shall not be liable for any Claim arising from any loss suffered or payment made by the Purchaser or any Group Company as a result of any person (other than the Purchaser) acquiring all or part of the shares in or assets or undertaking of any Group Company on or after Completion.

Withdrawal and settlement of Claims

9.29	If the Purchaser withdraws a Claim against any of the Sellers, the Purchaser shall also withdraw that Claim against each of the other Sellers.

9.30	If the Purchaser settles a Claim against a Seller the Purchaser shall offer to the other Sellers settlement terms which are, so far as practicable, the same (having regard to the percentage of each Claim to be borne by and the aggregate liability of such Seller) as those agreed with that Seller with whom the Purchaser has settled.

General

9.31	The limitations on the liability of the Sellers set out in this clause 9 shall not apply in relation to a Seller to the extent that the Claim arises or is delayed as a result of the fraud, dishonesty, wilful misconduct or wilful concealment of or by that Seller, its agents or advisers.

10.	PURCHASER WARRANTIES AND UNDERTAKINGS

Purchaser Warranties

10.1	The Purchaser warrants and represents to the Sellers in the terms of the Purchaser Warranties.

Preservation of information

10.2	The Purchaser undertakes to the Sellers that it shall, and shall procure that its group undertakings shall preserve for a period of at least four years from Completion all books, records and documents of or relating to the Group existing at Completion. The Purchaser shall permit and allow and shall procure that its group undertakings shall permit and allow, upon reasonable notice (and in any event on 7 days’ written notice) and during normal business hours, for and only to the extent necessary to deal with the Sellers’ tax affairs, the employees, agents and professional advisers of the Sellers access to such books, records and documents and to inspect and make copies of them at the Sellers’ expense, in each case subject to such persons and the Sellers giving such confidentiality undertakings as the Purchaser may reasonably require.

11.	PROTECTION OF PURCHASER INTERESTS

Definitions

11.1	In this clause 11:

11.1.1	“Competing Business” any business carried on which wholly or partly competes with any business carried on at Completion by the Company or any Group Company;

11.1.2	“Recognised Stock Exchange” has the meaning given to it in section 1137 of the CTA 2010;

11.1.3	“Restricted Goods or Services” means goods or services of the same type as or similar to or competitive with any goods or services supplied by the Company or any Group Company in the 12 months prior to the date of Completion.

Competition, customers, employees and confidentiality

11.2	The Sellers jointly and severally covenant with the Purchaser that:

11.2.1	until the expiration of 36 months from Completion, each Seller shall not, and shall procure that each of its group undertakings shall not, carry on or be directly or indirectly interested in a Competing Business save that each of them may hold for investment up to 3% of any class of securities quoted or dealt in on a Recognised Stock Exchange provided that such Seller does not exercise any management function at the company concerned;

11.2.2	until the expiration of 36 months from Completion, each Seller shall not, and shall procure that each of its group undertakings shall not:

(A)	accept orders for or supply Restricted Goods or Services to any person who, to his/its knowledge, was provided with goods or services by the Company or any Group Company at any time during the 12 months up to and including Completion;

(B)	solicit any person, for the purpose of offering Restricted Goods or Services to that person, who, to his/its knowledge, was provided with goods or services by the Company or any Group Company at any time during the 12 months up to and including Completion; and/or

(C)	solicit from the Company or any Group Company any person who is, and was at Completion, employed or engaged by the Company or any Group Company in an executive capacity, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving).

Benefit of restrictions

11.3	The restrictions entered into by the Sellers and the obligations of each Seller with respect to their group undertakings in clause 11.2 are given to the Purchaser for itself and for each Group Company. The rights of each Group Company under this clause are subject to the provisions of clause 12.9 (Third party rights).

12.	MISCELLANEOUS

Sellers’ Representative

12.1	The Sellers’ Representative is hereby appointed the representative of the Sellers for all purposes in connection with this Agreement including, without limitation, the giving and receiving of notices on the part of the Sellers, the giving of consents, the exercise of rights and the compromise or settlement of all Claims. The Purchaser shall be entitled to deal, in relation to all matters concerning this Agreement and the Tax Schedule, with the Sellers’ Representative and shall not be obliged to enquire in relation to any such matter of any other Seller. Each Seller irrevocably undertakes to confirm and ratify, for the benefit of the Purchaser, anything done on behalf of that Seller by the Sellers’ Representative.

Announcements

12.2	Subject to the remaining provisions of this clause 12.2, no Party shall release any announcement or despatch any announcement or circular, relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and agreed by, the other Parties. Nothing contained in this Agreement shall preclude any announcement, circular or other disclosure necessary to comply with applicable securities and other laws and regulations, including disclosures made in order to comply with the regulations of the Securities and Exchange Commission (“SEC”) or with the regulations of any applicable securities exchange (including the regulations of the New York Stock Exchange or the Nasdaq Stock Market); provided, however, that any such announcement, circular or other disclosure shall include only such information as the Party is required, in the opinion of the its counsel, by law or other disclosure obligations to disclose. If a Party intends to release any announcement or circular or otherwise make a disclosure pursuant to this paragraph, it shall, in the event and to the extent practicable, notify the other Parties prior to such disclosure so that the other Parties shall have an opportunity to discuss the content and timing of the proposed disclosure.

Confidentiality

12.3	Each Party undertakes to the other that, subject to clause 12.4, unless the prior written consent of the other Parties shall first have been obtained it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the confidential information of the other Parties. For the purposes of this clause 12.3, “Confidential Information” is the contents of this Agreement and any other agreement or arrangement contemplated by this Agreement and:

12.3.1	information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Parties, or any of their group undertakings from time to time including the Company and each member of the Group; and

12.3.2	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings from time to time);

which any Party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement and provided that such information concerning the Group in relation to the period before Completion shall not be confidential information of the Sellers following Completion and, for the avoidance of doubt, such information concerning the Group in relation to the period before Completion shall be confidential information of the Purchaser following Completion.

12.4	The consent referred to in clause 12.3 shall not be required for disclosure by a Party of any confidential information:-

12.4.1	to its officers, employees, advisers and agents, in each case, as may be contemplated by this Agreement or, to the extent reasonably required to enable such Party to carry out its obligations under this Agreement and who shall in each case be made aware by such Party of its obligations under this clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in clause 12.3;

12.4.2	to the extent required by applicable law or by the regulations of any stock exchange or regulatory or fiscal authority to which such Party is or may become subject or, subject to clause 12.5, pursuant to any order of court or other competent authority or tribunal;

12.4.3	to the extent that the relevant confidential information is in the public domain otherwise than by breach of this Agreement by any Party;

12.4.4	which is disclosed to such Party by a third party who is not in breach or of any undertaking or duty as to confidentiality whether express or implied;

12.4.5	which that Party lawfully possessed prior to obtaining it from another;

12.4.6	to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed;

12.4.7	in the case of the Purchaser only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants; or

12.4.8	to any other Party to this Agreement or pursuant to its terms.

12.5	If a Party becomes required, in circumstances contemplated by clause 12.4.2, to disclose any information such Party shall (save to the extent prohibited by law) give to the other Parties such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Parties, having due regard to the other Parties’ views, and take such steps, at the expense of the other Parties, as the other Parties may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

12.6	The Sellers shall take all reasonable steps to assign to the Purchaser the benefit of any confidentiality undertakings which have been given to any or all of the Sellers by third parties in connection with the matters set out in this Agreement and/or the provision of information concerning the Group.

No partnership

12.7	Nothing in the Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third Parties on any other Party or to pledge the credit of any other Party.

Assignment

12.8	This Agreement shall be binding on and be for the benefit of the successors and personal representatives of the Parties, but no Party may assign its rights under this Agreement.

Third party rights

12.9	With the exception of the rights of any director or former director or employee of any Group Company, pursuant to clauses 7.4, 7.5, 7.6 and/or 8.2 and any Group Company pursuant to clause 11 (such persons being together, the “Third Parties”) no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement. The rights of the Third Parties under clauses 7.4, 7.5, 7.6, 8.2 and 11 are also subject to the terms of clause 15.

Entire agreement

12.10	Each of the Parties to this Agreement confirms on behalf of itself and its group undertakings that this Agreement together with the documents in the agreed terms, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

12.11	Each Party confirms on behalf of itself and its group undertakings that:

12.11.1	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the documents in the agreed terms; and

12.11.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, undertaking or commitment given or action taken in connection with this Agreement or with any of the documents in the agreed terms are those pursuant to this Agreement or such document in the agreed terms, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement).

Unenforceable provisions

12.12	If any provision or part of this Agreement is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

12.13	So far as it remains to be performed this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.

Waiver

12.14	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

12.15	No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

12.16	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

No set-off, deduction or counterclaim

12.17	Subject to clause 12.18 below in relation to withholdings and deductions that are required by law, every payment payable by the Purchaser under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by the Sellers under this Agreement.

Gross up

12.18	All payments to be made under this Agreement shall be made without deduction or withholding other than any deduction or withholding required by law. If the payor of a payment under paragraphs 2 and 9 of the Tax Schedule or in respect of a Warranty Claim is required by law to make a deduction or withholding from any such payment under this Agreement:

12.18.1	the sum due under paragraphs 2 and 9 of the Tax Schedule or in respect of any Warranty Claim shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the payee receives and retains a sum equal to that sum it would have received had no deduction or withholding been made;

12.18.2	the payor shall account to the relevant Taxation Authority for the amount deducted or withheld;

12.18.3	the payor shall give the payee a certificate or official receipt of the amount for which it accounted to the relevant Taxation Authority;

provided that to the extent that any additional amount paid under this Clause 12.18 or the circumstances giving rise to that payment result in the payee obtaining a Relief, the payee shall reimburse to the payor(s) such part of such additional amount as the payee certifies to the payor will leave it (after reimbursement) in no better or worse position than it would have been had the payor(s) not been required to make a deduction or withholding.

12.19	If any sum payable in respect of a Warranty Claim or a claim under paragraphs 2 and 9 of the Tax Schedule (the “Basic Sum”) will be or has been subject to Tax in the hands of the person who is beneficially entitled to that payment (the “recipient”), the party making that payment shall, on demand of the recipient, pay an additional amount (an “Additional Amount”) to the recipient after taking into account:

12.19.1	any Tax payable by the recipient in respect of the Basic Sum and the Additional Amount or either of the same; and

12.19.2

any Available Tax Reliefs in respect of the loss or outgoing to which the Basic Sum relates and which the recipient reasonably determines that it has utilised or will utilise to reduce its liability to Tax in respect of the Basic Sum or the Additional Amount (but subject always to the freedom of the recipient to order its Tax affairs as it thinks fit);

as will ensure that the recipient receives and retains a net sum equal to the sum which it would have received and retained had the Basic Sum not been subject to Tax (subject to not putting the recipient in a better after-Tax position than it would have been in if it had not incurred the loss or other matter in respect of which the Basic Sum is payable).

12.20	If a payor would otherwise be required to make an additional or increased payment to the Purchaser under Clauses 12.18 and 12.19 above, the payor and the payee shall co-operate in good faith to determine if any reasonable steps that are not materially prejudicial to either of them can be taken to mitigate that additional or increased payment obligation. Where any such steps are identified, the payor and the payee shall cooperate in good faith to take such steps or procure that such steps are taken (subject to the payor reimbursing the payee’s reasonable costs and expenses incurred in connection with such steps).

Tax Schedule

12.21	The provisions of Schedule 9 to this Agreement (Tax Schedule) shall come into effect on Completion.

Costs

12.22	The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

Arms’ Length basis

12.23	The Parties acknowledge that they have negotiated the terms of this Agreement with each other on an arms’ length and good faith basis

13.	NOTICES

13.1	Subject to the provisions of clause 12.1 in relation to the Sellers, a notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

13.1.1	must be in writing;

13.1.2	must be left at or delivered by courier to the address of the addressee or sent by recorded delivery (or airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number in the United Kingdom and/or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this clause.

The relevant details of each Party at the date of this Agreement are:

Sellers:

Speciality Finance Limited

c/o Pro Vinci Limited 3rd Floor

70 Conduit Street

W1S 2GF

Attention of: Dawna Stickler

Bridge Properties (Arena Central) Limited

c/o Pro Vinci Limited 3rd Floor

70 Conduit Street

W1S 2GF

Attention of: Dawna Stickler

Purchaser:

Global Marine Holdings LLC

c/o Law Debenture Corporate Services Limited

Fifth Floor

100 Wood Street

London EC2V 7EX

Attention of: Andrea Marcuso

13.1.3	for the avoidance of doubt, must not be sent by electronic mail.

13.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 13.3.

13.3	Subject to clause 13.4 a notice is deemed to be received:

13.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

13.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting; and

13.3.3	in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

13.4	A notice received or deemed to be received on a day which is not a business day in the place of receipt, or after 5pm on any business day in the place of receipt, shall be deemed to have been received on the next following business day in the place of receipt (and for the purposes of this clause a business day in the place of receipt shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in that place)

13.5	A notice given or document supplied to the Sellers or any of them in accordance with the details specified for the Sellers above shall be deemed to have been given or supplied to all the Sellers to whom such notice is addressed.

14.	PROCESS AGENTS

14.1	Each Seller irrevocably appoints Paul Taylor of Fox Williams LLP, Ten Dominion Street, London EC2M 2EE as its agent to receive on its behalf in England or Wales service of any proceedings, including any matters relating to the operation of the Escrow Account. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by each Seller) and shall be valid until such time as the Purchaser has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Sellers shall forthwith appoint a substitute acceptable to the Purchaser and deliver to the Purchaser the new agent’s name and address within England and Wales.

14.2

The Purchaser irrevocably appoints Law Debenture Corporate Services Limited of fifth floor, 100 Wood Street, London, EC2V 7EX as its agent to receive on its behalf in England or Wales service of any proceedings, including any matters relating to the operation of the Escrow Account. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Purchaser) and shall be valid until such time as the Sellers’ Representative has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Purchaser shall forthwith appoint a substitute acceptable to the Sellers and deliver to the Sellers’ Representative the new agent’s name and address within England and Wales.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

15.2	Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

15.3	Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

DETAILS OF SELLERS, SHARES AND CONSIDERATION

Sellers’ Names and Addresses	Number of Shares held at date of Agreement	Proportion of Sellers’ Completion Payment plus Shareholder Debt payment/Escrow amount in £ sterling	Less Shareholder Debt/Escrow Amount £ Sterling
Speciality Finance Limited	664,510	37,845,098	22,845,098
Bridge Properties (Arena Central) Limited	563,285	32,083,010	16,623,007

TOTALS	1,227,795	69,928,108	39,468,105

SCHEDULE 2

DETAILS OF THE COMPANY

PART 1

Name:	Bridgehouse Marine Limited

Registered number:	04352407

Company status:	Private limited company

Registered office:	3rd Floor, Mutual House, 70 Conduit Street, London W1S 2GF

Issued share capital:	1,265,732 ordinary shares

Directors:	Sinead Irving Dawna Stickler

Secretary (if any):	Nominee Service Holdings Limited

Outstanding charges:	Guarantee and debenture in favour of Barclays Bank Plc (created 7 June 2012)

PART 2

DETAILS OF THE SUBSIDIARIES

Name:	Global Marine Systems Limited

Registered number:	01708481

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	27,000,000 Ordinary A shares and 2,999,999 Ordinary B shares

Registered shareholders:	Bridgehouse Marine Limited (all of the Ordinary A shares) and various employees of Global Marine Systems Limited (all of the Ordinary B shares)

Directors:	Ian Douglas, Bill Donaldson, Philip Metcalf and Dawna Stickler

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:

(1) Mortgage in favour of DYVI Cable Ship AS (created 14 March 2006)

(2) Deed of Charge in favour of Barclays Bank Plc (created 7 June 2012)

(3) Guarantee and Debenture in favour of Barclays Bank Plc (created 7 June 2012)

(4) Fixed Charge in favour of Barclays Bank Plc (created 30 April 2013)

(5) Fixed Charge in favour of DVB Bank SE Nordic Branch (created 23 January 2014)

(6) Fixed Charge in favour of DVB Bank SE Nordic Branch (created 23 January 2014)

(7) Fixed Charge in favour of DVB Bank SE Nordic Branch (created 23 January 2014)

Name:	Global Marine Systems Oil and Gas Limited

Registered number:	07630173

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	1 ordinary share

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	none

Outstanding charges:	n/a

Name:	Red Sky Subsea Limited

Registered number:	03812088

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	100 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	Global Marine Systems (Depots) Limited

Registered number:	414820-7

Company status:	Private corporation

Country of incorporation:	Canada

Registered office:	Suite 2600, Three Bentall Centre, PO Box 49314, 595 Burrard St, Vancouver BC V7X 1L3

Issued share capital:	60,000 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas

Secretary (if any):	none

Outstanding charges:	n/a

Name:	Global Marine Systems (Vessels) Limited

Registered number:	06057657

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	2 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	7 charges in favour of DVB Bank SE Nordic Branch (all created on 23 January 2014)

Name:	GMSG Limited

Registered number:	42581

Company status:	Private limited company

Country of incorporation:	Guernsey

Registered office:	Frances House, Sir William Place, St Peter Port, Guernsey GY1 4EA

Issued share capital:	2 ordinary shares

Registered shareholders:	wholly owned by Bachmann Secretarial Services Limited in Trust for Global Marine Systems Limited

Directors:	N Saul, C McMinn,

Secretary (if any):	Bachmann Secretarial Services Limited

Outstanding charges:	n/a

Name:	Global Marine Search Limited

Registered number:	06629207

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	1 ordinary share

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	Global Marine Systems Pension Trustee Limited

Registered number:	03817255

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	1 ordinary share

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Jaime Cable, Guy Harding, Roy Webber

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	Global Marine Salvage Limited

Registered number:	105745C

Company status:	Private limited company

Country of incorporation:	Isle of Man

Registered office:	Bridge House, Bridge Street, Castletown, Isle of Man IM9 1AX

Issued share capital:	2 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Simon McNally, Donna Hocking

Secretary (if any):	Simon McNally

Outstanding charges:	n/a

Name:	GMSL Employee Benefit Trust Limited

Registered number:	06424903

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	1 ordinary share

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	GMS Guernsey Pension Plans Limited

Registered number:	36861

Company status:	Private limited company

Country of incorporation:	Guernsey

Registered office:	PO Box 100, Trafalgar Court, Admiral Park, St Peter Port, Guernsey. GY1 3EL

Issued share capital:	2 ordinary shares

Registered shareholders:	GMSG limited 1 shares and Artemis Trustees Limited 1 share.

Directors:	Ian Clarke, Robert Sinclair, Roy Webber, Jaime Cable

Secretary (if any):	Artemis Secretaries Limited

Outstanding charges:	n/a

Name:	Global Marine Systems (Bermuda) Limited

Registered number:	EC 27645

Company status:	Private limited company

Country of incorporation:	Bermuda

Registered office:	Canons Court, 22 Victoria Street, Hamilton HM 12 Bermuda

Issued share capital:	12,000 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Nicola Broom

Secretary (if any):	Appleby Services (Bemuda) Limited

Outstanding charges:	n/a

Name:	Global Marine Systems (Netherlands) BV

Registered number:	27350374

Company status:	Private limited company

Country of incorporation:	Netherlands

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	180 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Global Marine Systems Limited

Secretary (if any):	none

Outstanding charges:	n/a

Name:	Global Marine Systems (Investments) Limited

Registered number:	03917661

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	2 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	Global Marine Systems (Americas) Inc

Registered number:	000968460

Company status:	Private limited company

Country of incorporation:	United States of America

Registered office:	425 Boylston Street, 3rd Floor, Boston, MA 02116 USA

Issued share capital:	1000 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Nicola Broom

Secretary (if any):	Nicola Broom

Outstanding charges:	n/a

Name:	Vibro-Einspultechnik Duker and Wasserbau GmbH

Registered number:	HRB 17927

Company status:	Private limited company

Country of incorporation:	Germany

Registered office:	c/o avocado rechtsanwälte Schillerstrasse 20, D-60313 Frankfurt an Main

Issued share capital:	1 ordinary share

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Global Marine Cable Systems Pte Limited

Registered number:	199303480D

Company status:	Private limited company

Country of incorporation:	Singapore

Registered office:	80 Raffles Place, ~32-01 UOB Plaza, Singapore 048624

Issued share capital:	100,000 ordinary shares

Registered shareholders:	wholly owned by Vibro-Einspultechnik Duker and Wasserbau GmbH

Directors:	Ian Douglas, Vernon Walters

Secretary (if any):	M Sivaananthan, G Singham

Outstanding charges:	none

Name:	Global Marine Systems (Vessels II) Limited

Registered number:	03333410

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD

Issued share capital:	10,000 ordinary shares

Registered shareholders:	wholly owned by Global Marine Systems Limited

Directors:	Ian Douglas, Bill Donaldson

Secretary (if any):	Beverley Neilson-Watts

Outstanding charges:	n/a

Name:	Global Cable Technology Limited

Registered number:	07268234

Company status:	Private limited company

Country of incorporation:	United Kingdom

Registered office:	A7 Railway Triangle, Walton Road, Portsmouth P06 1TN

Issued share capital:	35 Ordinary A shares and 65 Ordinary B shares

Registered shareholders:	Ocean Cable Technologies Limited (all of the Ordinary A shares) and Global Marine Systems Limited (all of the Ordinary B shares)

Directors:	Stephen Beech, Peter Madden, Andrew Thomas, Vernon Walters

Secretary (if any):	Peter Madden

Outstanding charges:	n/a

Name:	Harmstorf Submarine Systems (Malaysia) Sdn Bhd (Malaysia)

Registered number:	286540-U

Company status:	Private limited company

Country of incorporation:	Malaysia

Registered office:	84 Jalan K-2, Aman Melawati, Kuala Lumpur, Wilayah Persekutuan 53100

Issued share capital:	200,000 ordinary shares

Registered shareholders:	Global Marine Systems Limited 60,000 shares, Aznam Bin Mansor 140,000 shares

Directors:	Vernon Walters, Aznam Bin Mansor, Loong Caesar

Secretary (if any):	Othman Bin Mohd Shah

Outstanding charges:	n/a

Name:	Visser Smit – Global Marine VOF

Registered number:	24428882

Company status:	Partnership

Country of incorporation:	Netherlands

Registered office:	Rietgorsweg 67, 3356LJ Oaoendrecht

Issued share capital:	none

Registered shareholders:	Global Marine Systems Limited - 50%, Volker Stevin Marine Contracting BV – 50%

Partners:	Volker Stevin Marine Contracting BV, Global Marine Systems Limited

Secretary (if any):	none

Outstanding charges:	n/a

Name:	International Cableship Pte Limited

Registered number:	199105577G

Company status:	Private limited company

Country of incorporation:	Singapore

Registered office:	375 Tanjong Katong Road, Tanjong Katong Telephone Exchange, Singapore 437132

Issued share capital:	1,000,000 ordinary shares

Registered shareholders:	Global Marine Systems Limited - 30%, Asean Cableship Private Limited – 30%, Singapore Telecommunications Limited – 40%

Directors:	Ooi Seng Keat, Lian Bee Leng, Ian Douglas, Vernon Walters, Ho Chiang Chien, Fuad Fachroeddin, Apichet Chulakasien, Lim Ming Soon, Albert Tuason, Jaime Cable

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Sembawang Cable Depot Pte Limited

Registered number:	198601184R

Company status:	Private limited company

Country of incorporation:	Singapore

Registered office:	375 Tanjong Katong Road, Tanjong Katong Telephone Exchange, Singapore 437132

Issued share capital:	10 ordinary shares

Registered shareholders:	Global Marine Systems Limited - 40%, Singapore Telecommunications Limited – 60%

Directors:	Ang Joon Ping Joshua, Ian Douglas, Ooi Seng Keat, Vernon Walters, Lian Bee Leng

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Sino British Submarine Systems Co Limited

Registered number:	310000400105846

Company status:	Private limited company

Country of incorporation:	China

Registered office:	295 Tonghai Road, Minhang District, Shanghai Legal

Issued share capital:	39,000 ordinary shares

Registered shareholders:	Global Marine Systems Limited - 49%. China Communications Services Corporation - 51%

Directors:	Yuan Jinlin, Bruce Neilson-Watts, Zhao Xujing

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Shanghai Jian Long ROV Science and Technology Co. Ltd

Registered number:	310104000525783

Company status:	Private limited company

Country of incorporation:	China

Registered office:	Room D278, Building 2, No. 1500, LongWu Road, Shanghai

Issued share capital:	1,000,000 ordinary shares

Registered shareholders:	Sino British Submarine Systems Co Limited - 80% (therefore Global Marine Systems owns 39.2% of Shanghai Jian Long) Shanghai JiaoTong University Underwater Technology (Group) Co. Ltd - 20%

Directors:	Zhao Xujing, Wang Aiqiang, Shen Yu

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Huawei Marine Systems Co Limited

Registered number:	01207516

Company status:	Private limited company

Country of incorporation:	Hong Kong

Registered office:	9/F, Tower 6, The Gateway, No.9 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Issued share capital:	300,000,000 ordinary shares

Registered shareholders:	Global Marine Systems Limited - 49%, Huawei Tech Investment Co. Limited – 51%

Directors:	Guo Ping, Ding Yun, Zha Jun, Mao Shengjiang, Ian Douglas, Nigel Bayliff, Gabriel Ruhan

Secretary (if any):	None

Outstanding charges:	n/a

Name:	Huawei Marine Networks Limited

Registered number:	120000400096093

Company status:	Private limited company

Country of incorporation:	China

Registered office:	No. W3C West Sec, Binhai Fin. Ave, No 51, 3rd Street, Tianjin, China

Issued share capital:	238,887,200 ordinary shares

Registered shareholders:	wholly owned by Huawei Submarine Systems Co Limited (therefore Global Marine Systems owns 49% of Huawei Marine Networks Limited)

Directors:	Guo Ping, Wang Wenqing, Mao Shengjiang, Ian Douglas, Nigel Bayliff, Gabriel Ruhan

Secretary (if any):	None

Outstanding charges:	n/a

SCHEDULE 3

COMPLETION OBLIGATIONS

PART 1

SELLERS’ OBLIGATIONS

At Completion, the Sellers shall:

1.	deliver or cause to be delivered to the Purchaser:

1.1	a copy of the minutes of a meeting of the directors of both Speciality Finance Limited and Bridge Properties Limited authorising each company to enter into and perform their obligations under this Agreement;

1.2	transfers of all the Shares each duly executed by the appropriate Seller in favour of the Purchaser together with definitive share certificates for them each showing the name of the relevant Seller as the registered holder;

1.3	the written resignations of each of the directors and the secretary of the Company and of Philip Metcalf and Dawna Stickler from each Subsidiary of which they are a director in the agreed form;

1.4	to the extent not in the possession of a Group Company, the cheque books, certificates of incorporation, common seals and all statutory and minute books (which shall be written up to, but not including, the date of Completion) of each Group Company together with all unused share certificate forms;

1.5	in respect of each Group Company, any authentication code issued by Companies House or written confirmation that no such code has been issued;

1.6	the duly executed Management Comfort Letters;

1.7	a power of attorney in the agreed form executed by each of the Sellers; and

1.8	the Escrow Letter duly executed by the Escrow Agent and the Sellers’ Representative; and

2.	procure that the following business is transacted at a meeting of the directors of the Company:

2.1	the directors of the Company shall approve registration of the transfers of the Shares to the Purchaser and the entry of the Purchaser in the register of members of the Company, in each case subject to the transfers being presented duly stamped;

2.2	the situation of the registered office of the Company shall be changed to the registered office of GMSL;

2.3	Mr. Paul Voight, Mr. Dick Fagerstal and Mr. Wayne Barr shall be appointed as directors of the Company and Ms. Andrea Mancuso shall be appointed as secretary of the Company, in each case subject to such person having consented to act; and

3.	procure that the Company:

3.1	signs the Letter of Instruction; and

3.2	sends the Offer Letter to all of the GMSL B Shareholders.

PART 2

PURCHASER’S OBLIGATIONS

At Completion, the Purchaser shall:

1.	deliver to the Sellers:

1.1	a copy of the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement;

1.2	any power of attorney or other authority under which this Agreement or any document referred to in it is executed on behalf of the Purchaser;

1.3	the duly signed Letter of Instruction;

1.4	the Escrow Letter duly executed by the Purchaser; and

2.	pay by electronic transfer to the Sellers’ Solicitors’ Client Account the Sellers’ Completion Payment, the GMSL B Shareholders’ Completion Payment and the payment to GMSL pursuant to clause 4.1.3 on the Completion Date or such later time as the Sellers may agree.

3.	pay the Escrow Amount into the Escrow Account on the Completion Date or such later time as the Sellers may agree.

SCHEDULE 4

SELLERS’ WARRANTIES

1.	Title to Shares

1.1	Each of the Sellers is the legal and beneficial owner of, and is or will at Completion be entitled to transfer the legal and beneficial title to, those Shares set out opposite the Seller’s name in column (2) of Schedule 1, free from any Encumbrances.

1.2	The Shares set out in Schedule 1, together with the 37,937 ordinary shares in the Company held by Andrew Ruhan, constitute the whole of the issued share capital of the Company and are fully paid.

1.3	The Shares and the shares of the Company’s Subsidiaries are free from all Encumbrances.

1.4	So far as the Sellers are aware, the drag-along provisions contained in the articles of association of GMSL constitute valid and binding obligations enforceable by the Sellers against the GMSL B Shareholders, in accordance with their respective terms, and the Sellers are not aware of any grounds on which the GMSL B Shareholders may legitimately fail to give effect to such provisions or on which the GMSL B Shareholders may be entitled to receive a different consideration for the B Ordinary Shares than that paid for the Shares.

2.	Subsidiaries

2.1	The share capital of each of the Subsidiaries is beneficially owned as shown in Part 2 of Schedule 2, free from any Encumbrances.

2.2	Part 2 of Schedule 2 lists all the Subsidiaries of the Company at the date of this Agreement and sets out particulars of their issued share capital.

2.3	The Company is the sole legal and beneficial owner of the whole issued share capital of each company listed in Part 2 of Schedule 2.

2.4	The issued shares of the Company’s Subsidiaries are fully paid up.

3.	Share capital of the Company and Subsidiaries

3.1	No right has been granted to any person to require the Company or any of its Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries.

3.2	No commitment has been given to create an Encumbrance affecting the Shares or the issued shares of the Company’s Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

3.3	Neither the Company nor any of its Subsidiaries:

3.3.1	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries;

3.3.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

3.3.3	has, outside its country of incorporation, any branch or permanent establishment; or

3.3.4	has issued any securities that are convertible into shares.

3.4	Neither the Company nor any of its Subsidiaries has at any time in the six years prior to the Completion Date:

3.4.1	purchased, redeemed or repaid any of its own share capital; or

3.4.2	given any financial assistance in contravention of any applicable law or regulation.

3.5	In the six years prior to the Completion Date, all dividends or distributions declared, made or paid by the Company or any of its Subsidiaries have declared, made or paid in accordance with that company’s constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4.	Constitutional and corporate documents

4.1	The copies of the constitutional and corporate documents of the Company and its Subsidiaries Disclosed to the Purchaser or its advisers in the Data Room are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the applicable law are annexed or incorporated.

4.2	All statutory books and registers of the Company and its Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.3	All returns, particulars, resolutions and other documents which the Company or any of its Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

5.	Corporate power and authority

Each Seller has the power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Sellers and are enforceable against the Sellers, in accordance with their respective terms.

6.	No breach

6.1	The execution and delivery by each Seller of, and the performance by each Seller of their obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

6.1.1	result in a breach of or conflict with any provision of any constitutional documents; or

6.1.2	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

6.1.3	so far as the Sellers are aware, result in a breach of any order, judgment or decree of any court or governmental agency to which any Seller is a party or by which any Seller is bound.

7.	Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Sellers which are necessary or desirable for the Sellers to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been Disclosed in writing to the Sellers in the Data Room.

8.	Power of attorney

8.1	There are no powers of attorney in force given by the Company or any of its Subsidiaries.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of its Subsidiaries to any obligation not in the ordinary course of the Company’s or, in the case of a Subsidiary, the Subsidiary’s, business.

8.3	The Data Room contains details of all persons who have authority to bind the Company and its Subsidiaries in the ordinary course of business.

9.	Solvency

No order has been made, petition presented or meeting convened for the winding up, or bankruptcy of the Sellers, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

10.	Effect of sale of shares

Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will entitle any person to receive from the Company or any of its Subsidiaries any bonus payment, finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser.

11.	Accounts

11.1	The Accounts have been prepared in accordance with UK GAAP.

11.2	The Accounts have been audited by an auditor of good repute qualified in the UK and the auditor has given an auditor’s certificate without qualification.

11.3	The Accounts:

11.3.1	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on non-current assets;

11.3.2	do not overstate the value of current or non-current assets; and

11.3.3	do not understate any liabilities (whether actual or contingent).

11.4	The Accounts give a true and fair view of the state of affairs of the Company and its Subsidiaries (and, in relation to the consolidated accounts of the Company and its Subsidiaries and of the Group as a whole) as at the Accounts Date and of the profit and loss of the Company and its Subsidiaries and of the Group for the financial year ended on that date.

11.5	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company and its Subsidiaries as at the Accounts Date.

11.6	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

11.7	The Accounts have been filed in accordance with the requirements of the laws of England.

11.8	The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company, its Subsidiaries or the consolidated accounts of the Company and Subsidiaries, for the two prior accounting periods without any change in accounting policies used.

12.	Contracts

12.1	For the purposes of this paragraph, “Material Contract” shall mean an agreement or arrangement to which the Company or one of its Subsidiaries is a party and which is of material importance to the business, profits or assets of the Company or any of its Subsidiaries.

12.2	Except for the agreements and arrangements Disclosed in the Data Room, neither the Company nor any of its Subsidiaries is a party to or subject to any agreement or arrangement which:

12.2.1	is a Material Contract; or

12.2.2	is of an unusual or exceptional nature; or

12.2.3	is not in the ordinary and usual course of business of the Company or its Subsidiaries; or

12.2.4	may be terminated as a result of any Change of Control of the Company; or

12.2.5	restricts the freedom of the Company or any of its Subsidiaries to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

12.2.6	involves agency or distributorship; or

12.2.7	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

12.2.8	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

12.2.9	cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time without undue or unusual expenditure of money and effort outside the ordinary course of business; or

12.2.10	involves or is likely to involve an aggregate consideration payable by or to the Company or any of its Subsidiaries in excess of £25 million; or

12.2.11	requires the Company or any of its Subsidiaries to pay any commission, finders’ fee, royalty or the like; or

12.2.12	is not on arm’s length terms; or

12.2.13	is for the supply of goods and/or services by or to the Company or any of its Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

12.3	The Sellers have obtained all requisite consents required under any Material Contracts necessary to permit, or to give full effect to, the transactions contemplated by this Agreement.

12.4	So far as the Sellers are aware, each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of its Subsidiaries have defaulted under or breached a Material Contract and so far as each Seller is aware:

12.4.1	no other party to a Material Contract has materially defaulted under or breached such a contract; and

12.4.2	no such material default or breach by the Company, any of its Subsidiaries or any other party is likely or has been threatened.

12.5	No notice of termination of a Material Contract has been received or served by the Company or any of its Subsidiaries and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.6	The Sellers have obtained all requisite consents required any under joint venture arrangements to which the Company and/ or any of the Subsidiaries are party or subject, or waivers of any applicable rights thereunder (including, without limitation, any rights relating to a Change of Control), necessary to allow full effect to be given to this Agreement and the transactions contemplated hereunder, in each case excluding the joint venture contract between GMSL and China Telecommunications Corporation Industrial Assets Management Center dated 10 July 2009 and, so far as the Sellers are aware, the entry into this Agreement and the transactions contemplated hereunder will not result in the termination of any of such joint venture arrangements.

13.	Information

13.1	The particulars relating to the Company and its Subsidiaries in this Agreement are accurate and not misleading.

13.2	So far as the Sellers are aware, there is no information that has not been Disclosed in the Data Room which, if disclosed, might reasonably affect the willingness of the Purchaser to buy the Shares on the terms of this Agreement.

14.	Insurance

14.1	The insurance policies maintained by or on behalf of the Company and its Subsidiaries provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company and its Subsidiaries.

14.2	The particulars of the insurance policies set out in the Data Room are accurate and not misleading.

14.3	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under those policies.

14.4	All the insurance policies are in full force and effect, are not void or voidable, and so far as the Sellers are aware, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

15.	Customers and suppliers

15.1	In the 12 months ending with the date of this Agreement, neither the business of the Company nor of any of its Subsidiaries has been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company or any of its Subsidiaries:

15.1.1	the loss of any of its customers or suppliers; or

15.1.2	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

15.1.3	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

16.	Bank accounts and borrowings

16.1	Full particulars of all money borrowed by the Company and each of its Subsidiaries (including full particulars of the terms on which such money has been borrowed) have been Disclosed in the Data Room.

16.2	No guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company or any of its Subsidiaries or any third party in respect of borrowings or other obligations of the Company or its Subsidiaries.

16.3	The total amount borrowed by the Company or any of its Subsidiaries does not exceed any limitations on the borrowing powers contained:

16.3.1	in the constitutional documents of the Company or (in the case of a Subsidiary) the Subsidiary; or

16.3.2	in any debenture or other deed or document binding on the Company or Subsidiary.

16.4	Neither the Company nor any of its Subsidiaries has any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company or its Subsidiaries other than debts that have arisen in the normal course of business.

16.5	Neither the Company nor any of its Subsidiaries:

16.5.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

16.5.2	waived any right of set-off it may have against any third party.

16.6	No indebtedness of the Company or any of its Subsidiaries is due and payable and no security over any of the assets of the Company or any of its Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of its Subsidiaries has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company of its Subsidiaries.

16.7	Neither the Company nor any of its Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

16.8	Neither the Company nor any of its Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

16.9	Following Completion but no later than 5 Business Days from the Completion Date, particulars of the balances on all the bank accounts of the Company and its Subsidiaries showing the position as at the Completion Date will be handed to the Purchaser. The Company and its Subsidiaries have no other bank accounts.

16.10	As far as the Sellers are aware, a Change of Control of the Company will not result in:

16.10.1	the termination of or material effect on any financial agreement or arrangement to which the Company, or any of its Subsidiaries, is a party or subject; or

16.10.2	any indebtedness of the Company or of any of its Subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity; or

16.10.3	any fee or penalty becoming payable under any financial agreement or arrangement to which the Company, or any of its Subsidiaries, is party or subject.

17.	Licences

17.1	Each of the Company and its Subsidiaries has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

17.2	So far as the Sellers are aware, there is no reason why any of the licences, consents, permits and authorities referred to in paragraph 17.1 should be suspended, cancelled, revoked or not renewed on the same terms.

18.	Litigation and claims

18.1	Neither the Company nor any of its Subsidiaries nor any person for whom the Company or any of its Subsidiaries is vicariously liable:

18.1.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); or

18.1.2	is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

18.2	No proceedings, investigation or inquiry as are mentioned in paragraph 18.1 of this Schedule have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such proceedings.

18.3	The Company and its Subsidiaries are not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

19.	Anti-corruption and anti-bribery

19.1	In this paragraph, “Associated Person” shall mean, in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf.

19.2

Neither the Company nor any of the Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under any laws or regulations concerning money laundering, corruption, or bribery of any jurisdiction

(including, for the avoidance of doubt and without limitation, the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, EU Directive 2005/60/EC as implemented in any member state of the European Union and the UK Bribery Act 2010), any rules and regulations thereunder, or any related or similar laws, rules, regulations, or guidelines, issued, administered, or enforced by any governmental agency or any such jurisdiction (collectively, “Anti-Corruption Legislation”).

19.3	No Associated Person of the Company or any of the Subsidiaries has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and/or any of the Subsidiaries, and the Company and each of the Subsidiaries has in place adequate designed to prevent their Associated Persons from undertaking any such conduct.

19.4	Neither the Company nor any of the Subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under any Anti-Corruption Legislation, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

19.5	Neither the Company nor any of the Subsidiaries has been excluded from participation in a public contract as a result of being convicted of bribery or corruption, including (without limitation) any exclusion under section 23 of the Public Contracts Regulations 2006 (SI 2006/5) or section 26 of the Utilities Contracts Regulations 2006 (SI 2006/6), or under any other Anti-Corruption Legislation.

20.	Data protection

The Company and, so far as the Sellers are aware, its Subsidiaries have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

21.	Antitrust

21.1	For the purposes of this paragraph, “Antitrust Law” shall mean the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

21.2	Neither the Company nor any of its Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conduct business and no director of the Company of any of the Subsidiaries is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

21.3	Neither the Company nor any of its Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

21.4	No such investigation, inquiry or proceedings as mentioned in paragraph 21.3 of this Schedule have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

21.5	Neither the Company nor any of its Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and neither the Company nor any of its Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of the business of the Company or the Subsidiaries.

22.	Assets

22.1	The Company or one of its Subsidiaries is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts, and any assets acquired since the Accounts Date, and all other assets used by the Company or its Subsidiaries except for those disposed of since the Accounts Date in the normal course of business.

22.2	None of the assets shown in the Accounts or acquired by the Company or its Subsidiaries since the Accounts Date or used by the Company or any of its Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

22.3	The Company or one of its Subsidiaries is in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business.

22.4	None of the assets, undertaking or goodwill of the Company or its Subsidiaries is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

22.5	The assets of the Company and of each of its Subsidiaries comprise all the assets necessary for the continuation of the relevant company’s business in the manner in which such business is carried on at the Accounts Date and Completion.

23.	Intellectual property and Information Technology

23.1	For the purposes of this paragraph, “Intellectual Property Rights” shall mean patents, rights to inventions, copyright and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

23.2	For the purposes of this paragraph, “Business Information” means all information (in whatever form held) including (without limitation) all:

23.2.1	formulas, designs, specifications, drawings, know-how, manuals and instructions;

23.2.2	customer lists, sales, marketing and promotional information;

23.2.3	business plans and forecasts;

23.2.4	technical or other expertise; and

23.2.5	computer software and all accounting and tax records, correspondence, orders and enquiries;

23.3	Complete and accurate particulars are attached to the Data Room of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by any member of the Group.

23.4	A list of all material licences of Intellectual Property Rights granted to or by any member of the Group is set out in the Data Room

23.5	No member of the Group, nor, so far as the Sellers are aware, any other party is in material breach of any of the licences Disclosed pursuant to paragraph 23.4.

23.6	So far as the Sellers are aware, no third party is infringing any Intellectual Property Rights owned by any member of the Group.

23.7	So far as the Sellers are aware, the activities of the Group do not infringe the Intellectual Property Rights of any third party.

23.8	So far as the Sellers are aware, and save in the ordinary course of business or to its employees, no member of the Group has disclosed any confidential Business Information to any third party other than under an obligation of confidentiality.

23.9	So far as the Sellers are aware, there has been no material disruption to the commercial activities of the Group in the twelve months prior to the date of this Agreement which has been caused only by any failure or breakdown of any material information technology used by the Group.

24.	Property

24.1	For the purposes of this paragraph:

24.1.1	“Current Use” shall mean the use for each Property as set out in folder 20 in the Data Room.

24.1.2	“Previously-owned Land and Buildings” shall mean land and buildings that have, at any time before the date of this Agreement, been owned and/or occupied and/or used by the Company or any of its Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of its Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

24.1.3	“Properties” shall mean all those properties identified in folder 20 in the Data Room and Property means any one of them or any part or parts of them.

24.2	The particulars of the Properties set out in folder 20 in the Data Room are true, complete and accurate in all material respects.

24.3	The Properties are the only real properties owned / leased, used or occupied by the Company and its Subsidiaries.

24.4	Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings other than the Properties.

24.5	Neither the Company, nor any company that is or has at any time been a Subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

24.6	Neither the Company nor any company that is or has at any time been a Subsidiary of the Company has given any guarantee or indemnity for any liability relating to any of the Properties and Previously-owned Land and Buildings or any other land or buildings.

24.7	All the Properties are actively used by the Company or its Subsidiaries in connection with the business of the Company or its Subsidiaries

24.8	The Properties are each exclusively occupied either by the Company or by the Subsidiary identified as the occupier in folder 20 in the Data Room.

24.9	As far as the Sellers are aware, the Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions.

24.10	There are appurtenant to each Property, all rights necessary for their Current Use and enjoyment (without restriction as to time or otherwise). Access to each Property is over public roads maintained at public expense and such roads immediately abut each Property at each point where access is gained.

24.11	The contractual date for termination of each lease under which any Property is held is accurately stated in folder 20 in the Data Room.

24.12	The terms of any lease under which any Property is held are not unusual or onerous. There is no outstanding material breach of any obligation under any such lease. There is no outstanding application for any consent under any such lease. There is no pending rent review under any such lease.

24.13	Neither the Company nor any of its Subsidiaries have received or are aware of any notice, order or proposal, which would adversely affect the value or use or enjoyment of any of the Properties, or access to or from any of them.

24.14	None of the Properties is held on terms that would allow any landlord or other third party to change those terms, or terminate the right of the Company or any of its Subsidiaries to hold the Property, by reason of a Change of Control of the Company.

24.15	There are no disputes relating to or affecting any of the Properties.

24.16	The Current Use of each of the Properties is set out in folder 20 of the Data Room and is authorised under the applicable law and regulations and any permissions authorising that use are unconditional, permanent and not personal. Where applicable, the present use is in accordance with the provisions of the relevant Investment Lease or any lease under which the Property is held.

24.17	There has been no breach of any applicable law or regulation in respect of any of the Properties.

24.18	Each of the Properties is in a good state of repair and condition and is fit for the Current Use having regard to fair wear and tear.

24.19	There are no material development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

24.20	So far as the Sellers are aware, none of the Properties has, in the last five years, suffered from any of the following:

24.20.1	flooding;

24.20.2	subsidence;

24.20.3	heave;

24.20.4	landslip;

24.20.5	mining activities;

24.20.6	structural defects;

24.20.7	defects in the drains and services from time to time serving the Properties; or

24.20.8	dry rot, wet rot, rising damp and any infestation,

which had a material impact on the occupier’s business.

24.21	Neither the Company, nor any of its Subsidiaries, have received any adverse report from any engineer, surveyor or other professional relating to any of the Properties and the Sellers are not aware of any predecessor in title having done so.

24.22	All replies given in writing by or on behalf of the Sellers or the Company, or any Subsidiary of the Sellers or Company, in response to any enquiries raised in writing by or on behalf of the Purchaser in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Completion Date.

25.	Environmental

25.1	For the purposes of this paragraph:

25.1.1	“Environment” shall mean the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

25.1.2	“EHS Laws” shall mean all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this Agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person.

25.1.3	“EHS Matters” shall mean all matters relating to:

(A)	pollution or contamination of the Environment;

(B)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(C)	the exposure of any person to any Hazardous Substances or Waste;

(D)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(E)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(F)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

25.1.4	“EHS Permits” shall mean any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.

25.1.5	“Harm” harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

25.1.6	“Hazardous Substances” any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

25.1.7	“Waste” any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

25.2	The Company and each of the Subsidiaries have obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and, so far as the Sellers are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

25.3	The Company and each of the Subsidiaries have at all times been operated in compliance with all EHS Laws and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws.

25.4	All information provided by or on behalf of the Company or any of the Subsidiaries to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of the Subsidiaries under the provisions of any EHS Laws, are complete and accurate.

25.5	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

25.6	There are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and so far as the Sellers are aware no such operations are proposed.

25.7	The Company or any of the Subsidiaries have never been required to hold, or have never applied for, a waste disposal licence or waste management licence under any EHS Laws.

25.8	There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of its respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws, and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company or any of the Subsidiaries received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

25.9	Neither the Company nor any of the Subsidiaries has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive or the relevant local authority, with regard to any breach of EHS Laws.

25.10	Neither the Company nor any of the Subsidiaries has or is likely to have any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

25.11	The Company and the Subsidiaries have adequate employers’ liability and public liability insurance cover in respect of the Business and the Properties and no claims have been made or are contemplated under any such insurance.

25.12	Copies of all:

25.12.1	current EHS Permits;

25.12.2	environmental and health and safety policy statements;

25.12.3	reports in respect of environmental and health and safety audits, investigations or other assessments;

25.12.4	records of accidents, illnesses and reportable diseases;

25.12.5	assessments of substances hazardous to health;

25.12.6	correspondence on EHS Matters between the Company or any of the Subsidiaries and any relevant enforcement authority; and

25.12.7	copies or details of all Waste disposal contracts,

relating to the business of the Company of the Subsidiaries or any of the Properties have been Disclosed to the Purchaser and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading.

25.13	Neither the Company nor any of the Subsidiaries have given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

26.	Employment

26.1	The name of each person who is a director of the Company or the Subsidiaries is set out in Schedule 2.

26.2	A list of the names, jobs and details of the basic salary, start date of employment and the years of continuous service for redundancy purposes of the top ten employees of the Group by aggregate compensation, and of every director who is also an employee (together “Senior Employees”), have been on a confidential basis been given to the Purchaser.

26.3	No options have been granted under the Global Marine Systems Limited Phantom Share Option Plan dated 31 October 2013.

26.4	No notice to terminate the contract of employment of any material employee (a “material employee” being someone in receipt of total remuneration in excess of £100,000 pa) of the Company or any of its Subsidiaries (whether given by the relevant employer or by the material employee) is pending, outstanding or threatened and no dispute is otherwise outstanding between:

26.4.1	the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them; or

26.4.2	any of the Company’s Subsidiaries and any of their current or former employees relating to their employment, its termination or any reference given by any of the Company’s Subsidiaries regarding them.

26.5	No offer of employment has been made by the Company or by any of its Subsidiaries to any individual (being someone who would be in receipt of total remuneration in excess of £100,000 per annum if he accepts the offer) which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

26.6	The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not entitle any directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any payment or other benefit.

26.7	All contracts of employment between the Company and its employees and between each of its Subsidiaries and that Subsidiary’s employees are terminable on not more than 12 months’ notice without compensation (except compensation payable under the applicable law).

26.8	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of its directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.9	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

26.10	There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of any Seller’s Group in which the Company or any of its Subsidiaries or any of their respective directors or employees participates.

26.11	Neither the Company nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

26.12	Neither the Company nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with employees under any applicable employment legislation.

26.13	Neither the Company nor any of its Subsidiaries has agreed to make a payment, or agreed to provide a benefit to a present or former director, officer or material employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

26.14	Neither the Company nor any of its Subsidiaries has in the last 12 months materially altered and they shall not alter (whether to take effect prior to, on or after Completion) any of the terms of employment or engagement of any of the employees (without the prior written consent of the Purchaser).

26.15	As far as the Sellers are aware, neither the Company nor any of its Subsidiaries has agreed to transfer any material employee from working for the Company or any of its Subsidiaries or induce any employee to resign their employment with the Company or any of its Subsidiaries without the prior written consent of the Purchaser.

26.16	There are no sums over £10,000 owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

26.17	Neither the Company nor any of its Subsidiaries has offered, promised or agreed to any future variation in the contract of any employee.

26.18	The Data Room includes true, complete and accurate:

26.18.1	copies of all contracts, handbooks, policies and other documents which apply to the employees.

26.18.2	copies of all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

26.19	In respect of each employee, the Company and its Subsidiaries have as far as the Sellers are aware:

26.19.1	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

26.19.2	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

26.19.3	maintained adequate, suitable and up to date records.

26.20	No material employee is subject to a current disciplinary warning or procedure.

26.21	Neither the Company nor any of its Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

27.	Retirement benefits

27.1	For the purposes of this paragraph, “Pension Schemes” shall mean the UK Plan, the Guernsey Plan, the MNOPF and DC Scheme.

27.2	The Pension Schemes are the only arrangements under which the Company or any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of their past or present officers and employees (“Pensionable Employees”). No proposal or announcement has been made to any Pensionable Employee as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

27.3	Full details of the Pension Schemes are set out in Data Room, including (but not limited to):

27.3.1	copies of all documents governing the Pension Schemes and of any announcements and explanatory booklets relating to it;

27.3.2	the two latest annual reports and accounts of the Pension Schemes;

27.3.3	a list of all Pensionable Employees who are members of the Pension Schemes with all details relevant to their membership and necessary to establish their entitlements under the Pension Schemes;

27.3.4	for each Pension Scheme that provides defined benefits, a true and complete copy of the most recent actuarial valuation of the Pension Scheme and a true and complete copy of all subsequent actuarial advice;

27.3.5	for each Pension Scheme that is an occupational pension scheme, all reports relating to the investment of the assets of the Pension Scheme during the last year and a list showing each asset of the Pension Scheme and its market value as at a date no earlier than one month before the date of this Agreement; and

27.3.6	all agreements for the provision of services and any insurance contracts relating to the Pension Schemes.

27.4

The documents listed in the Data Room contain full details of all benefits payable in respect of the Pensionable Employees as a group under the Pension Schemes (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous schemes of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Schemes.

27.5	No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Pensionable Employee about the continuation of the Pension Schemes or any alteration to or exception from their terms or the increase or improvement of benefits or the exercise of any discretion.

27.6	The Company and Subsidiaries have complied with their automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Regulator in respect of the Company and Subsidiaries.

27.7	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Schemes have been duly paid. The contributions in respect of the Pension Schemes have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

27.8	All death and disability benefits provided to the employees of the Company and Subsidiaries are fully insured by an insurance policy with an insurer of good repute. The Company and the Subsidiaries are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

27.9	The Data Room has details of the rates at which the Company’s, any Subsidiaries’ and employees’ contributions to the Pension Schemes are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due to the Pension Schemes have been paid.

27.10	No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company or to any Subsidiary or any officer or employee of those companies and there is no fact or circumstance likely to give rise to any such notice or direction.

27.11	Each Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue & Customs might de-register the scheme.

27.12	If a Pension Scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering the Company and the Subsidiaries and there is no reason why the certificate might be cancelled. No Pension Scheme that provides money purchase benefits is contracted out on a final salary basis.

27.13	The Pension Schemes have been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with their governing documents. The Company, the Subsidiaries have complied in all material respects with their obligations under and in respect of the Pension Schemes.

27.14	For any Pension Scheme that provides defined benefits, the Actuary’s report on the latest actuarial valuation describes the financial position of that scheme at its effective date. Nothing has happened since that date which would affect the level of funding of that Pension Scheme to a material extent. Since that date, contributions have been paid to that scheme at the rate recommended by the Actuary. No assets have been withdrawn from that Pension Scheme (except to pay benefits).

27.15	Prior to 1 October 2012 the Company and the Subsidiaries provided access to a designated stakeholder scheme for their Pensionable Employees who were not members of the Pension Schemes, as was required by section 3 of the Welfare Reform and Pensions Act 1999 or were exempt from providing access to a stakeholder scheme for their Pensionable Employees.

27.16	Neither the Company nor the Subsidiaries nor the trustees of any Pension Scheme that is an occupational pension scheme have discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

27.17	No claims or complaints (including without limitation contact with the Pensions Regulator, the Pensions Advisory Service or the Pensions Ombudsman)have been made or are pending or threatened in relation to the Pension Schemes or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

27.18	No acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and there is no fact or circumstance likely to give rise to such reports.

27.19	The Pension Schemes do not and have not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

27.20	For any Pension Scheme that provides defined benefits, there has been no arrangement which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act 1995.

27.21	For any Pension Scheme that provides defined benefits, there is no amount that is treated as a debt due to the trustees of that Pension Scheme, or from the Company or any Subsidiary to the trustees of any other pension scheme, under section 75 or 75A of the Pensions Act 1995 (or its predecessor, section 144 of the Pension Schemes Act 1993). Neither the Company nor any Subsidiary has ever participated in any occupational pension scheme other than the UK Plan, the Guernsey Plan and the MNOPF.

27.22	The DC Scheme provides money purchase benefits only as defined in sections 181 and 181B of the Pension Schemes Act 1993. The remaining three Pension Schemes are defined benefit schemes.

27.23	No Pensionable Employee has had his or employment transferred to the Company or any Subsidiary by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 or the Acquired Rights Directive.

28.	Tax

General

28.1	Each Group Company has paid all Tax which it has become liable to pay within any applicable time limits except where the amount in question is immaterial.

28.2	The Accounts make adequate provision or reserve in accordance with applicable generally accepted accounting principles for all Taxation liabilities (whether actual, contingent or disputed) of each Group Company and the amount of any Relief shown in the Accounts as an asset does not exceed the amount of that Relief that is actually available. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

28.3	Each Group Company has within applicable time limits made all returns, provided all information, given all notices and maintained all records in relation to Tax as it is required to make, provide, give or maintain. So far as the Sellers are aware, all such returns, information, records and notices are and remain complete, correct and accurate in all material respects, and are not the subject of any dispute with a Taxation Authority.

28.4	Each Group Company has in its possession or power or otherwise has reasonable access to reasonably sufficient records and information to determine its liabilities to Tax insofar as such liabilities relate to transactions occurring on or before the Completion.

28.5	No Group Company is, and has at no time in the last six years been, involved in a material dispute or non-routine investigation, audit or enquiry in relation to Tax. So far as the Sellers are aware after due inquiry, no Taxation Authority has within the last twelve months indicated in writing to any Group Company that it intends to commence any audit, enquiry or investigation into the Tax affairs of any Group Company other than under the routine audit procedures of the relevant Taxation Authority and, so far as the Sellers are aware, there are no grounds for any such audits, enquiries or investigations.

28.6	No asset of a Group Company is subject to any charge or power of sale in favour of any Taxation Authority.

28.7	Each Group Company has made (i) all material deductions and retentions of or on account of Tax as it was or is obliged or entitled to make under applicable law (including, but not limited, to any deductions and retentions in relation to PAYE or NICs) and (ii) all such payments of or on account of Tax as should have been made to any Taxation Authority in respect of such deductions or retentions. Proper records have been maintained by the Group Companies in respect of all such deductions and payments under this paragraph and applicable regulations have been complied with in all material respects. There are no current dispensations agreed with any Taxation Authority in relation to PAYE for any Group Company.

28.8	No Group Company is bound by or party to any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims against the Group Company would not be time barred.

Capital gains and depreciation reliefs

28.9	The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the tangible fixed assets of a Group Company does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible as acquisition cost in computing the capital gain or allowable loss.

28.10	No Group Company has owned at the Accounts date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the Accounts, would give rise to a clawback or disallowance of depreciation relief.

Avoidance, consents, clearances and special arrangements

28.11	In the last six years, no Group Company has entered into a transaction or series of transactions, the main purpose of which, or one of the main purposes of which, was the avoidance of Tax. In the last six years, no Group Company has been a party or has otherwise been involved in any transaction, scheme or arrangement in respect of which clearance or a ruling from, or the consent of, a Taxation Authority was required or sought.

28.12	No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on an interpretation of relevant legislation or any published practice that the Taxation Authority applies to applicable companies generally) in relation to a Group Company’s Tax affairs.

Value added tax (“VAT”) and Goods and Services Tax (“GST”)

28.13	Each Group Company has complied with all material statutory provisions and regulations in respect of VAT and GST and any similar taxes and maintains accurate VAT and GST records.

Stamp Duty

28.14	All documents which are necessary to establish the title of any Group Company to any material assets in respect of which any stamp duty, registration tax or other similar tax is payable (whether as a condition to validity, registration or otherwise) have been duly stamped or have had the applicable tax due in respect of them paid.

Company residence/permanent establishment

28.15	Each Group Company has throughout the last six years been resident for Tax purposes in its place of incorporation and has not during that time been treated as resident in any other jurisdiction for any Tax purpose. Save as Disclosed in the Data Room, no Group Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

Groups and secondary liabilities

28.16	No Group Company is, nor has been during the six years prior to the date of this Agreement, a member of: (a) a group of companies for applicable Tax purposes; (b) a fiscal consolidation; or (c) a fiscal unity for the purposes of any corporate income Tax, of which any company other than a Group Company is a member.

28.17	So far as the Sellers are aware, no Group Company is liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than another Group Company).

Withdrawal of Reliefs etc.

28.18	No Relief has been claimed by and/or given to a Group Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Accounts, which will be withdrawn, postponed, restricted or otherwise lost as a result of the execution of this Agreement or the sale and purchase of the Shares hereunder.

28.19	The execution of this Agreement or the sale and purchase of the Shares hereunder will not give rise to any liability to Tax for any Group Company.

Transfer pricing

28.20	All transactions or arrangements made by any Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

Employment-related securities

28.21	In respect of any employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in a Group Company and options over them) acquired by any current, former or proposed employees or directors of any Group Company (or any nominees or associates of such employees or directors):

28.21.1	a joint election to fully disapply Chapter 2 of Part 7 of ITEPA 2003 has been made under section 431(1) of ITEPA 2003; and

28.21.2	all such joint elections have been properly made within the applicable time limits based on HM Revenue & Customs pro forma election.

SCHEDULE 5

PURCHASER WARRANTIES

1.	Incorporation

The Purchaser is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.	Corporate power and authority

The Purchaser has the corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Purchaser and are enforceable against the Purchaser, in accordance with their respective terms.

3.	No breach

The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

3.1	result in a breach of or conflict with any provision of its constitutional documents; or

3.2	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound;

4.	Consents

All consents, permissions, authorisations, approvals and agreements of third Parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Sellers.

5.	Solvency

No order has been made, petition presented or meeting convened for the winding up or the bankruptcy of the Purchaser or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

SCHEDULE 6

CALCULATION OF ACTUAL 2014 EBITDA

Calculation of the 2014 EBITDA (the “Actual 2014 EBITDA”) will initially be as per the Information Memorandum dated May 2014 prepared by Park Partners on behalf of the Company; but will exclude all additional costs and expenses incurred by the Purchaser, Zencor LLP, HC2 Holdings Inc or any related party from the Completion Date to 31 December 2014 save where consistent with the Company and GMSL’s existing projections for the 2014 EBITDA.

SCHEDULE 7

ESTIMATED INDEBTEDNESS

Source	£
Finance Leases	37,393,000
Loan between, inter alia, DVB Bank SE Nordic Branch (as Agent and Security Agent) and Global Marine Systems (Vessels) Limited dated 20 January 2014	10,833,000
Pensions deficit	31,940,000

Total	80,166,000

SCHEDULE 8

TAX

1.	INTERPRETATION

1.1	In this Schedule:

“Accounting Practices”	means the accounting bases and policies used by the relevant Group Company and the date to which that Group Company makes up its accounts.

“Accounts Relief”

means:

(i) a Relief that has been treated as an asset in the Accounts; or

(ii) a Relief that has been taken into account in computing (and so reducing or eliminating) any provision for Tax that appears or would otherwise have appeared in the Accounts.

“Demand”	includes any assessment, notice, letter, determination, demand or other document issued, or any action taken, by or on behalf of any Taxation Authority and any return, computation, account or other document required for any Tax purpose from which it appears that a Tax Liability has been or may be, imposed on a Group Company (or the Purchaser in relation to paragraph 2.1.4 of this Schedule) in respect of which the Sellers are or may be liable under this Tax Schedule or under the Tax Warranties;

“Event”	means any transaction, action, omission or occurrence of whatever nature, including any change in the residence of any person for Taxation purposes, any change in accounting reference date, ceasing to trade or carry on one or more trades, the accrual of income or gains and the execution of this Agreement and Completion;

“Post-completion Relief”	means a Relief to the extent that it arises in respect of any period ending or any Event occurring after Completion.

“Relevant Percentage”	means 100% unless the relevant Group Company is a JV Company, in which case it shall be such percentage as corresponds to Global Marine Systems Limited’s ownership percentage in the JV Company as indicated (including by reference to the number of shares and proportion of issued share capital held by Global Marine Systems Limited in the relevant JV Company) in Part 2 of Schedule 2 to this Agreement.

“Tax Liability”	means:

(i) liabilities of a Group Company to make actual payments of Tax (or amounts in respect of Tax arising under section 455 CTA 2010 and/or Part 9A of the Taxation (International and Other Provisions) Act 2010);

(ii) the loss of any Accounts Relief; of

(iii) the use or setting off of any Accounts Relief or Post-completion Relief in circumstances where, but for such setting off, the relevant Group Company would have had a liability to make an actual payment of Tax in respect of which the Purchaser would have been entitled to make a claim against the Sellers under this Schedule.

1.2	For the purposes of this Schedule, any stamp duty that has to be paid by a Group Company after Completion in order that an instrument executed before Completion: (i) be given in evidence by a Group Company to any Taxation Authority or in any proceeding or in a hearing before an arbitrator or referee or in order to effect registration in respect of an asset or to demonstrate title to an asset in connection with the disposal of that asset; or (ii) be available for any other purpose of the Group Company (that is, where in any such case a copy of that instrument is not sufficient for the applicable purpose and the production of the copy would not avoid the stamp duty having to be paid) is deemed to be a Tax Liability of the Group Company arising as a consequence of an Event that occurred on or before Completion.

1.3	In this Schedule, references to:

1.3.1	“income, profits or gains” includes income, profits, gains and any other standard or measure for any Tax purpose and also includes any income, profits or gains that are deemed to be earned, accrued or received for any Tax purpose;

1.3.2	“loss”, in respect of any Relief, means the reduction, cancellation, non-availability or non-existence of that Relief, and “lost” shall be construed accordingly;

1.3.3	any payment or distribution as being made on or before a particular date includes any payment or distribution that has fallen due and payable on or before that date;

1.3.4	the occurrence of Events on or before a particular date or in respect of a particular period includes Events that are for any Tax purpose treated as having occurred or existed at or before that date or in respect of that period.

2.	Covenant

2.1	The Sellers hereby covenant with the Purchaser to pay to the Purchaser in their Appropriate Portions an amount equal to the Relevant Percentage of each of the following:

2.1.1	any Tax Liability of a Group Company which arises in respect of or in consequence of:

(A)	any income, profits or gains earned, accrued or received on or before Completion; or

(B)	any Event which occurs or occurred on or before Completion; and/or

2.1.2	any Tax Liability arising as a consequence of an Event occurring:

(A)	after Completion and for which a Group Company is liable solely as a result of having been a member of a group for any Tax purpose at any time before Completion; or

(B)	at any time and for which a Group Company is liable solely as a result of having been controlled by any person for any Tax purpose at any time before Completion; and/or

2.1.3	any Tax Liability of a Group Company arising as a consequence of a failure occurring on or before Completion to deduct and/or account for any PAYE, withholding tax or national insurance contributions; and/or

2.1.4	any Tax Liability of a Group Company or the Purchaser arising in consequence of any of the consideration for the sale of the Shares or B Ordinary Shares under this Agreement constituting general earnings or remuneration or profit derived from employment and so being subject to income tax (via PAYE) and/or NIC; and/or

2.1.5	any reasonable costs and expenses incurred and payable by a Group Company or the Purchaser in connection with or in consequence of any matter for which the Sellers are liable under this paragraph 2 or in taking any successful action under that paragraph.

3.	Limitations

3.1	The Sellers shall not be liable in respect of a Tax Claim to the extent that:

3.1.1	the Tax Claim relates to Taxation of a Group Company that has been provided for or reserved in the Accounts or which has been paid on or before Completion or which has been made good by insurers or otherwise compensated without cost to the Purchaser or the Group Company;

3.1.2	a Relief other than a Post-Completion Relief or Accounts Relief is available to extinguish or reduce the Tax to which the Tax Claim relates at no cost to the relevant Group Company;

3.1.3	the Tax to which the Tax Claim relates would not have arisen but for the failure or the omission to make any claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing, in circumstances where the making, giving or doing of any such claim, election, surrender or disclaimer or the giving of any such notice or consent is or has been notified in writing to the Purchaser prior to Completion and is or has been assumed in computing any provision for Taxation in the Accounts;

3.1.4	the Tax Claim would not have arisen but for any increase in rates of Tax or any change in law, published practice or any withdrawal of any extra statutory concession by a Taxation Authority, being an increase, change or withdrawal made after Completion with retrospective effect (a “Change in Law”);

3.1.5	the Tax Claim would not have arisen but for a change, after the date of this Agreement, in Accounting Practices other than a change required to ensure compliance with the law or with the generally accepted accounting principles (including International Financial Reporting Standards, if relevant) applicable to the relevant Group Company at Completion;

3.1.6	the Tax Claim arises or is increased as a consequence of the voluntary withdrawal, amendment, disclaimer or postponement by a Group Company after Completion of any valid claim for Relief made on or before Completion;

3.1.7	the Tax Claim would not have arisen but for a cessation of, or change in the nature or conduct of, any trade or business carried on by a Group Company, being a cessation or change occurring on or after Completion;

3.1.8	the Tax Claim arises by virtue of the average rate of tax of a Group Company increasing as a consequence of the Purchaser acquiring the Shares;

3.1.9	the Tax Claim would not have arisen but for a voluntary transaction or action carried out or effected by the Purchaser or a Group Company at any time after Completion in circumstances where the Group Company or the Purchaser was aware or ought reasonably to be aware that the transaction or action in question would give rise to a Tax Liability, other than any such transaction or action:

(A)	carried out or effected pursuant to a legally binding commitment created on or before Completion; or

(B)	carried out or effected to comply with any law or regulation; or

(C)	carried out or effected in the ordinary course of business of the Group Company;

(D)	involving the payment of any stamp duty or the bringing into the United Kingdom of any instrument referred to in paragraph 1.2 of this Schedule and in the circumstance referred to in that paragraph; or

(E)	carried out or effected at the written request of any of the Sellers;

3.1.10	the Tax Claim relates to Taxation in respect of which the Purchaser has made recovery under this Schedule or under the Tax Warranties;

3.1.11	the Tax Claim relates to Taxation that arises or is increased as a result of the Purchaser or (after Completion) a Group Company failing to comply with its obligations under this Agreement; or

3.1.12	the Tax Claim relates to Taxation that would not have arisen but for a Group Company failing to make payment to the relevant Taxation Authority of an amount of Taxation equal to the payment made by the Sellers to the Purchaser in respect of such Taxation not later than five (5) Business Days following the date such payment is made in cleared funds under this Agreement.

4.	Amount payable and due date for payment

4.1	In any case falling within any of paragraphs (ii) and (iii) of the definition of Tax Liability, the amount that is to be treated as a Tax Liability of the Group Company (“Deemed Tax Liability”) is:

4.1.1	in a case that falls within paragraph (ii) where the Accounts Relief lost was a right to repayment of Tax, the Deemed Tax Liability is the amount of the repayment that would have been obtained but for the loss;

4.1.2	in a case that falls within paragraph (ii) where the Accounts Relief lost was not a right to repayment of Tax, the Deemed Tax Liability is the amount of the additional Tax that the Group Company is (or would but for the availability of any Accounts Relief or Post Completion Relief be) liable to pay as a result of such loss; and

4.1.3	in a case that falls within paragraph (iii), the Deemed Tax Liability is the amount of Tax that would have been payable by the Group Company but for such use or setting-off.

4.2	Where the Sellers become liable to make any payment in respect of a Tax Claim, the due date for making that payment is:

4.2.1	in a case that involves an actual payment by the Group Company, the later of:

(A)	five Business Days before the last date on which the Group Company can make the payment in question without incurring a liability to interest or penalties; and

(B)	five Business Days after the Purchaser or the Group Company notifies the Sellers’ Representative of the liability to make a payment and the amount of that payment;

4.2.2	in a case that falls within paragraph 4.1.1 of this Schedule, the later of:

(A)	the date on which repayment would have been received; and

(B)	five Business Days after the Purchaser or the Group Company notifies the Sellers’ Representative of the liability to make a payment and the amount of that payment;

4.2.3	in a case that falls within paragraph 4.1.2 of this Schedule, the later of:

(A)	five Business Days before the Group Company becomes due to pay any Tax which it would not, but for such loss, have had to pay (or would have become so due but for the use of any Accounts Relief or Post-completion Relief); and

(B)	five Business Days after the Purchaser or the Group Company notifies the Sellers’ Representative of the liability to make a payment and the amount of that payment;

4.2.4	in a case that falls within paragraph 4.1.3 of this Schedule, the later of:

(A)	five Business Days before the Group Company would have been due to pay the Tax but for such use or setting off; and

(B)	five Business Days after the Purchaser or the Group Company notifies the Sellers’ Representative of the liability to make a payment and the amount of that payment; or

4.2.5	in any other case, five Business Days after the Purchaser or the Group Company notifies the Sellers’ Representative of the liability to make a payment and the amount of that payment.

4.3	Sums not paid by the dates specified in this paragraph 4 shall bear interest (which shall accrue from day to day after, as well as before, judgement) at the rate of 2% per annum above the base lending rate for the time being of Barclays Bank Plc for the period from the date following that specified date up to and including the day of actual payment of such sums (or the next Business Day if the day of actual payment is not a Business Day) compounded yearly.

5.	Recovery From Other Persons

Recovery

5.1	If the Purchaser or a Group Company is entitled to recover from any other person (including a Taxation Authority but not including the Group Company or any of its employees, agents or officers) a sum in respect of any matter to which a claim under this Schedule or under the Tax Warranties relates and that has been satisfied in full by the Sellers, the Purchaser shall, or shall procure that the Group Company shall (as relevant), as soon as reasonably practicable give written notice of that entitlement to the Sellers’ Representative and if the Sellers indemnify the Purchaser or, as appropriate, the Group Company (to the Purchaser’s reasonable satisfaction) against the reasonable costs of the Purchaser or, as appropriate, the Group Company in connection with taking the following action, the Purchaser shall or shall procure that the Group Company shall take such action as may be reasonably requested by the Sellers’ Representative to enforce recovery against that person.

Accounting for Amount Recovered

5.2	In the event that the Purchaser or the Group Company recovers any sum referred to in paragraph 5.1 of this Schedule, the Purchaser shall as soon as is reasonably practicable account to the Sellers’ Representative on behalf of the Sellers for the lesser of:

5.2.1	the sum recovered, net of any Tax on the sum and the costs and expenses of recovering it; and

5.2.2	the amount already paid by the Sellers in respect of the Tax Claim in question.

6.	Claims procedure

Notice of Demand and Action and Assistance

6.1	If the Purchaser or a Group Company becomes aware of a Demand that may give rise to a Tax Claim:

6.1.1	the Purchaser shall as soon as reasonably practicable, and in any event where possible in the case of a Demand that requires action to be taken within a specific period, not later than ten Business Days before that period ends, give or procure the Group Company gives written notice of the Demand to the Sellers’ Representative but notice is not a condition precedent to the liability of the Sellers under this Schedule; and

6.1.2	subject to paragraphs 6.2 and 6.3 the Group Company shall take any action the Sellers’ Representative may reasonably by written notice request to avoid, resist, appeal or compromise the Demand if the Sellers first agree to indemnify the Purchaser and the Group Company (to the Purchaser’s reasonable satisfaction) against all costs and expenses (including interest on overdue Tax) that the Purchaser or the Group Company may incur in connection with the taking of action pursuant to this paragraph 6.1.

Purchaser Conduct

6.2	The actions that the Sellers can reasonably request under paragraph 6.1.2 of this Schedule do not include the Group Company allowing the Sellers to have the right to conduct any action referred to in paragraph 6.1.2, but in taking any action at the request of the Sellers pursuant to paragraph 6.1.2 the Purchaser shall:

6.2.1	keep the Sellers’ Representative fully informed of all material matters relating to the Demand and deliver to the Sellers’ Representative copies of all material correspondence relating to the Demand; and

6.2.2	obtain the prior written approval of the Sellers’ Representative (not to be unreasonably withheld or delayed) to:

(A)	the content of all material communications relating to the Demand sent to a Taxation Authority; and

(B)	the settlement or compromise of the Demand.

Court Proceedings

6.3	The Purchaser is not obliged to take any action under paragraph 6.1.2 of this Schedule that involves contesting any Demand before any court or other appellate body (excluding the Taxation Authority that has made the Demand) unless the Sellers’ Representative furnishes the Purchaser with the written opinion of Tax counsel of at least 10 years’ call to the effect that an appeal against the Demand in question is a reasonable course of action given the amounts involved and the likelihood of success.

Group Company Action

6.4	Where the Sellers’ Representative does not make a request under paragraph 6.1.2 of this Schedule within 20 Business Days of being given written notice of the applicable Demand in accordance with paragraph 6.1.1, the Group Company shall be free, without prejudice to the rights of the Purchaser in respect of the Demand, to take such action as it in its absolute discretion considers appropriate in the circumstances to settle the matter to which the Demand relates.

Fraudulent Conduct

6.5	Paragraph 6.1.2 of this Schedule does not apply if there is a reasonably substantiated claim by a Taxation Authority that any of the Sellers or the Group Companies whilst under the control of the Sellers has committed an act or is responsible for an omission that constitutes fraudulent conduct.

7.	Management of Tax Affairs

7.1	Other than in respect of the JV Companies, the Purchaser shall have the responsibility for, and the conduct of (at its cost and expense) preparing, submitting, negotiating and agreeing with the relevant Taxation Authorities all outstanding Tax returns and computations of the Group Companies for all accounting periods ended on or prior to Completion and for the accounting period current at Completion (the “Relevant Accounting Periods”). Subject to the Sellers complying with paragraph 7.3 below, any relevant Change in Law and it otherwise being reasonable for the Purchaser to do so taking account of the information available to it and the Group Companies, the Purchaser shall procure that the Group Companies prepare all outstanding Tax returns of the Group Companies for Relevant Accounting Periods on a basis which is consistent with the manner in which those Tax returns were prepared for all accounting periods for which Tax returns have already been prepared and submitted prior to Completion and that no Tax return or other document is submitted to any Taxation Authority by any Group Company which is not, so far as the Purchaser or the relevant Group Company is aware, complete, true and accurate in all material respects.

Purchaser’s Obligations

7.2	The Purchaser shall procure that the Group Companies (via the Sellers’ Representative) keep the Sellers fully informed of the progress of all matters relating to the Tax affairs of each Group Company in respect of the Relevant Accounting Periods where the Purchaser is aware or ought reasonably to be aware that such affairs are relevant to the liability or potential liability of the Sellers under this Schedule or the Tax Warranties. In particular, the Purchaser shall submit to the Sellers (via the Sellers’ Representative) for comment in a timely fashion all Tax returns and other material documents that it or any Group Company intends to submit to a Taxation Authority (in the case of all Tax returns no later than 20 Business Days before the date on which such Tax returns are required to be filed with the appropriate Taxation Authority without incurring interest or penalties) and which the Purchaser is aware or ought reasonably to be aware may give rise to or increase a claim by the Purchaser under this Schedule or the Tax Warranties, and take into account all timely and reasonable comments made by the Sellers’ Representative.

Sellers’ Assistance

7.3	The Sellers shall and shall procure that the Sellers’ Representative shall, to the extent they are able:

7.3.1	procure the provision to the Purchaser of such information and assistance that it reasonably requires to prepare, submit, negotiate and agree all Tax returns, computations and related correspondence in accordance with paragraph 7; and

7.3.2	promptly deliver to the Purchaser copies of all correspondence received from a Taxation Authority in relation to the Tax returns and computations for the Group Companies.

Purchaser Assistance

7.4	The Purchaser covenants with the Sellers to procure that the Group Companies:

7.4.1	at the Sellers’ cost and expense, afford such access to their books, accounts and records as is reasonable to enable the Sellers or its duly authorised agent to comment on any Tax returns and other documents as set out in this paragraph 7 and shall promptly provide to the Sellers copies of any relevant communications from Tax Authorities; and

7.4.2	take such action (including signing and authorising Tax returns and computations) as is necessary or desirable to give effect to this paragraph 7 but this covenant does not require the Purchaser to procure that the Group Companies take any action in relation to any Tax return that is not true and accurate in all material respects.

Fraudulent Conduct

7.5	Paragraph 7.2 and 7.4 of this Schedule do not apply if there is a reasonably substantiated claim by a Taxation Authority that any of the Sellers or the Group Companies whilst under the Control of the Sellers has committed an act or are responsible for an omission that constitutes fraudulent conduct.

8.	Overprovisions and corresponding savings

8.1	If the Accounts make provision for any Tax Liability of a Group Company and the auditors of the Group Company for the time being certify that the Group Company’s Tax Liability is less than such provision (otherwise than as a result of the utilisation of an Accounts Relief or a Post-completion Relief or a Change in Law), an amount equal to the excess of such provision over that Tax Liability (in this paragraph 8 an “overprovision”) shall be dealt with in accordance with paragraph 8.3.

8.2	If (i) any Tax Liability of a Group Company has arisen which has resulted in a payment being made or becoming due from Sellers under paragraph 2 of this Schedule or in respect of the Tax Warranties, (ii) that liability has given rise to a Tax saving for the Purchaser or a Group Company (which Tax saving has not been taken into account in computing any liability of the Sellers under this Agreement) and (iii) the auditors for the time being of the Group Company have certified that the saving has arisen and has been utilised, then an amount equal to the amount by which the Tax Liability of the Group Company (other than a Tax Liability which would have given rise to a claim under the Tax Warranties or under paragraph 2.1 of this Schedule) is reduced as a result of the utilisation of the tax saving shall be dealt with in accordance with paragraph 8.3.

8.3	Where any amount (in this paragraph 8, the “Relevant Amount”) is to be dealt with in accordance with this paragraph 8.3:

8.3.1	first, the Relevant Amount shall be set off against any payment then due from (but not then paid by) the Sellers under this Schedule or in respect of the Tax Warranties;

8.3.2	second, to the extent that there is any excess, a refund shall be made to the Sellers’ Representative on behalf of the Sellers of any previous payment or payments made by them under this Schedule or the Tax Warranties and not previously refunded under this sub-clause 8.3.2 up to the amount of such excess; and

8.3.3	third, to the extent that the excess referred to in sub-clause 8.3.2 is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payments which may become due from the Sellers under this Schedule or the Tax Warranties.

8.4	If so requested by the Sellers and at the Sellers’ expense, the Purchaser shall request the auditors for the time being of a Group Company to certify the amount of any overprovision as referred to in paragraph 8.1 or the amount of any Taxation saving as referred to in paragraph 8.2

8.5	Where the Sellers disagree with the amount certified in accordance with paragraph 8.4 as being the amount of such overprovision or reduction or extinction of any Tax Liability and notify the Purchaser of such disagreement, the matter shall be determined at the Sellers’ expense by an independent firm of internationally recognised accountants (who shall act as experts and not as arbitrators and whose determination shall, in the absence of manifest error, be final and binding) to be agreed between Purchaser and Sellers or, failing agreement within fourteen (14) Business Days, to be nominated, upon the request of either the Purchaser or Sellers, by the President for the time being of the Institute of Chartered Accountants in England and Wales.

9.	Purchaser’s Covenant

9.1	Subject to paragraph 9.4 below, the Purchaser hereby covenants with each Seller to pay to that Seller, by way of adjustment to the consideration for the sale of the Shares and within 10 Business Days of demand thereof, an amount equal to any Tax that the Seller is required to pay as a result of a failure after Completion by a Group Company or the Purchaser to discharge Tax for which they are liable.

9.2	The covenant contained in paragraph 9.1 shall extend to any reasonable costs incurred by the Seller in connection with any Tax Liability in respect of which a payment obligation arises under paragraph 9.1.

9.3	The provisions of paragraph 6 of this Schedule shall apply mutatis mutandis to the covenant in paragraph 9.1 above.

9.4	The Purchaser shall incur no liability under this paragraph 9 in respect of a Tax Liability to the extent that:

9.4.1	the relevant Seller has recovered an amount in respect of that liability under a relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment is made hereunder); or

9.4.2	the Purchaser is entitled to payment from the Sellers under paragraph 2.1 in respect of the liability and the Sellers have not previously made that payment.

9.5	The Purchaser shall not be liable in respect of any claim under paragraph 9.1 unless written notice of that claim has been made prior to what would be the Tax Longstop Date in respect of that claim if it were a Tax Claim.

SIGNED by

duly authorised for and on behalf of	)
SPECIALITY FINANCE LIMITED	)	/s/ Dawna Stickler
presence of:	)	(Director)

SIGNED by

duly authorised for and on behalf of	)
BRIDGE PROPERTIES (ARENA	)
CENTRAL) LIMITED in the	)	/s/ Dawna Stickler
presence of:	)	(Director)

SIGNED by	)
)
duly authorised for and on behalf	)	/s/ Keith M. Hladek
of GLOBAL MARINE HOLDINGS LLC	)	(Authorised Signatory)